AS FILED WITH THE UNITED STATES SECURITIES
                     AND EXCHANGE COMMISSION ON MAY 15, 2006

                          REGISTRATION NO. 333-________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          RED MILE ENTERTAINMENT, INC.
                 (Name of small business issuer in its charter)

               DELAWARE                           7372                             20-4441647
    (State or other jurisdiction of   (primary standard industrial    (I.R.S. Employer Identification No.)
    incorporation or organization)     classification code number)


                            4000 BRIDGEWAY, SUITE 101
                               SAUSALITO, CA 94965
                                 (415) 339-4240
          (Address and telephone number of principal executive offices and principal place of business)

                                CHESTER ALDRIDGE
                             CHIEF EXECUTIVE OFFICER
                          RED MILE ENTERTAINMENT, INC.
                            4000 BRIDGEWAY, SUITE 101
                               SAUSALITO, CA 94965
                                 (415) 339-4240
            (Name, address and telephone number of agent for service)

                                   Copies to:

                                HANK GRACIN, ESQ.
                               LEHMAN & EILEN LLP
                            MISSION BAY OFFICE PLAZA
                          20283 STATE ROAD 7, SUITE 300
                              BOCA RATON, FL. 33498
                                 (561) 237-0804

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Title of each class of       Amount to be          Proposed maximum       Proposed maximum           Amount of
    securities to be          registered(1)        offering price per     aggregate offering      registration fee
       registered                                       share(2)                 price
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common stock, par value              608,022(3)                   $1.25         $723,835               $77.45
$0.001 per share
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common stock, par                 14,191,860(4)                   $1.25      $17,739,825            $1,898.16
value $.001 per share
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common stock, par value           12,298,860(5)                   $1.25      $15,373,575            $1,645.10
$.001 per share
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Total                             27,098,742                                 $33,837,235            $3,620.71

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not currently traded on any national exchange or the over-the-counter market. In accordance with Rule 457(c) the offering price was determined by the price shares were sold to our stockholders in a private placement memorandum. The price of $1.25 is a fixed price at which the selling stockholders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(3) Represents shares of the registrant's common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(4) Represents shares of the registrant's common stock being registered for resale that are issuable upon the conversion of convertible preferred stock issued to the selling stockholders named in this registration statement.

(5) Represents shares of the registrant's common stock being registered for resale that are issuable upon the exercise of warrants issued to the selling stockholders named in this registration statement.

===============================================================================
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY __, 2006

                             PRELIMINARY PROSPECTUS


                          RED MILE ENTERTAINMENT, INC.

                        27,098,742 SHARES OF COMMON STOCK


This prospectus relates to the resale or other disposition of up to 27,098,742 shares of our common stock, $0.001 par value per share, by certain of our stockholders. These persons, together with their transferees, are referred to throughout this prospectus as "selling stockholders."

We issued all of these shares in private placement transactions completed prior to the filing of this registration statement. Of these shares, 12,298,860 shares are issuable upon the exercise of our warrants, 10,357,000 shares are issuable upon the conversion of our Series A Preferred Stock, 2,536,000 shares are issuable upon the conversion of our Series B Preferred Stock, and 1,298,860 shares are issuable upon the conversion of our Series C Preferred Stock

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. Instead, the shares may be offered and sold from time to time by the selling stockholders and/or their registered representatives at a fixed price of $1.25. As a result of such activities, the selling stockholders may be deemed underwriters as that term is defined in the federal securities laws.

Our common stock does not presently trade on any exchange or electronic medium. We intend to apply to have our common stock listed on the OTC Bulletin Board once this prospectus is declared effective. However, no assurance can be given that our common stock will trade on the OTC Bulletin Board or any other exchange or electronic medium.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.





                  The date of this prospectus is May __, 2006.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY..................................................2

OUR BUSINESS........................................................3

COMPANY HISTORY.....................................................3

DESCRIPTION OF OUR BUSINESS.........................................4

RISK FACTORS........................................................9

OUR PLAN OF OPERATIONS.............................................14

FORWARD-LOOKING STATEMENTS.........................................15

WHERE YOU CAN GET MORE INFORMATION.................................15

USE OF PROCEEDS....................................................16

DESCRIPTION OF OUR AUTHORIZED CAPITAL..............................16

DIRECTORS AND EXECUTIVE OFFICERS...................................16

LITIGATION.........................................................18

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS...............19

EXECUTIVE COMPENSATION.............................................19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.....20

SELLING STOCKHOLDERS...............................................21

DILUTION...........................................................25

PLAN OF DISTRIBUTION...............................................26

DESCRIPTION OF SECURITIES..........................................28

EXPERTS............................................................29

LEGAL MATTERS......................................................29

FINANCIAL STATEMENTS..............................................F-1

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading "Risk Factors." In this prospectus, the terms "Red Mile Entertainment," "we," "us," and "our" refer to Red Mile Entertainment, Inc., a Delaware corporation.


OUR COMPANY

We develop and publish interactive software games that are playable by consumers on home video game consoles ("Consoles"), personal computers ("PCs") and handheld video game players ("Handhelds"). Examples of Consoles include Sony PlayStation2(R) ("PS2") and Sony PlayStation3(R) ("PS3"), Microsoft Xbox(R) and Nintendo GameCube(TM), and examples of Handhelds include Sony PlayStation(R)Portable "PSP", Nintendo Game Boy (R) Advance and Nintendo DS(TM). We currently develop and publish for the Sony PlayStation 2 and PSP, and for the Microsoft Xbox and Xbox 360, PCs and for DVD players. Our subsidiary, 2WG Media, Inc. ("2WG") is also developing a line of games which will be playable on PCs and DVD players. Once we develop and publish a game, we then license the distribution rights on a worldwide basis to a co-publishing partner(s) that provides retail marketing, sales and distribution support. In the case of 2WG, we license the distribution rights of our games developed to a distributor. Our fiscal year runs April 1 through March 31. Our first two products shipped in our second fiscal quarter of 2006 in North America and in our third fiscal quarter of 2006 in Europe. We maintain our principal offices at 4000 Bridgeway, Suite 101, Sausalito, CA 94965. Our telephone number at that address is (415) 339-4240. Our Web Site address is www.redmileentertainment.com. Information provided on our Web Site, however, is not part of this prospectus.

SELECTED FINANCIAL DATA

The summary financial information set forth below is derived from and should be read in conjunction with our consolidated audited financial statements, including the notes thereto, appearing elsewhere in this prospectus. The information set forth below should also be read in conjunction with "Our Plan of Operations." Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

STATEMENT OF OPERATIONS DATA:
     For the period                            December 21, 2004
                                 Nine months         (inception)
                                       Ended             through
                           December 31, 2005      March 31, 2005
                           -----------------    ----------------

Revenues                      $    3,454,769         $     -
Cost of sale and expenses          7,762,235           4,329,618
                              --------------        ------------
Net Loss                      $   (4,307,466)       $ (4,329,618)
                              ==============        ============

BALANCE SHEET DATA:
                                              2005
                               ---------------------------------
                                December 31,            March 31,
                                ------------         ------------
Total Assets                    $  3,988,787         $  3,203,147

Total Current Liabilities          1,861,783            1,041,703

Total Redeemable Convertible
 Preferred Stock                  10,330,053            6,478,557
Total Stockholders' Deficit     $  8,203,049         $  4,317,113

THE OFFERING

Common stock outstanding               14,420,870 shares as of May 15, 2006

Common stock that may be               Up to 27,098,742 shares; representing
offered by selling stockholders        608,022 shares of our common stock
                                       that were previously issued to the
                                       selling stockholders; 14,191,860 shares
                                       issuable upon the conversion of our
                                       convertible preferred stock; and
                                       12,298,860 shares issuable upon the
                                       exercise of warrants.

Total proceeds raised by offering      We will not receive any proceeds from the
                                       resale  or  other   disposition  of  the
                                       shares covered by this prospectus by any selling stockholder.


Risk factors                           There  are  significant risks
                                       involved in investing in our company.
                                       For a discussion of risk factors, you
                                       should consider before buying our common stock, see "Risk Factors" beginning on page 9.

                                  OUR BUSINESS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those risk factors set forth in this prospectus. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                                 COMPANY HISTORY

We are a newly organized Delaware corporation that develops and publishes interactive entertainment software. Originally, Red Mile Entertainment, Inc. was organized in the State of Florida on December 21, 2004 ("Red Mile Florida"). On October 20, 2005, Red Mile Florida then purchased all the outstanding stock of Edmonds 1 Inc., a publicly-reporting Delaware corporation. On April 28, 2006, Edmonds 1, Inc. changed its name to Red Mile Entertainment, Inc. ("Red Mile-Edmonds"). On May 3, 2006, Red Mile Florida entered into and closed upon a Merger Agreement among Red Mile Florida and Red Mile-Edmonds, a wholly owned subsidiary, whereby Red Mile-Edmonds merged with and into Red Mile Florida, with Red Mile-Edmonds as the surviving entity (the "merger"). Unless otherwise indicated, the terms "we", "us", "our" or the like, refer to Red Mile-Edmonds as the combined entity following the merger.

Red Mile-Edmonds was incorporated in Delaware in August 2004 with the purpose of engaging in selected mergers and acquisitions. Prior to the merger, Red Mile-Edmonds was in the development stage and had no operations other than issuing shares to its original stockholders. Upon the merger we thereby became a fully reporting public company.

From December 2004 through March 2005, we closed on a $2,780,000 private placement to three investors of 2,780,000 shares of Preferred A Convertible Stock and 2,780,000 warrants to purchase 1,779,000 shares of common stock. Each investment unit consisted of one share of Preferred A Convertible Stock and a warrant to purchase .55% of a share of common stock. The preferred shares are convertible into common stock on a one to one basis and the warrants are exercisable at $1.10 per share of common stock. All Preferred A shares will automatically convert to common shares on the effective date of this registration.

In January 2005, we purchased $1.8 million in secured debt of Fluent Entertainment, Inc. (See "Certain Relationships and Related Transactions") from two third parties for 3,820,000 shares of Preferred A Convertible Stock. In connection with this transaction, we recorded a debt inducement conversion charge of $1,967,917 in our consolidated statement of operations. Then, in February 2005, the Company purchased certain assets of Fluent Entertainment, Inc. including the title to three video games in development. In connection with this purchase, we retired the previously purchased $1.8 million of secured debt and issued an additional 9,504,826 shares of our common stock. We also assumed the liability to pay the developers that were developing the three video games.

In September 2005, the Company issued 2,000,000 shares of Preferred A Convertible stock to retire $1 million of debt. In connection with this transaction, we recorded a debt inducement conversion charge of $1,000,000 in our consolidated statement of operations.

In September and October 2005, we closed on a $1,300,000 private placement to sixteen investors of 1,300,000 shares of Preferred A Convertible Stock. These investors included both U.S. and non U.S. investors.

In September 2005, we acquired 39.9% of 2WG, a newly formed developer and publisher of personal computer games, in exchange for a commitment to fund 2WG up to $500,000 in operating expenses and new product development. 2WG LLC owned the remaining 60.1% interest. In December 2005, we merged 2WG into a newly formed wholly-owned subsidiary and exchanged all of the outstanding stock of 2WG owned by 2WG LLC for up to 700,000 shares of our common stock in order to position ourselves to take advantage of relationships which 2WG has developed. (See Description of Our Business-Acquisitions).

In December 2005, we issued 457,000 investment units outside the U.S. to six non U.S. investors for $571,250. A unit consisted of one share of Series A Convertible Preferred stock and a warrant to purchase an additional share of common stock before May 1, 2008 for $1.50 per share.

In March and May 2006, Red Mile issued 2,536,000 investment units outside the U.S. to thirty two non U.S. investors for $3,170,000. A unit consisted of one share of Series B Convertible Preferred stock and a warrant to purchase an additional share of Series B Convertible Preferred stock before May 1, 2008 for $1.50 per share.

From January through March 2006, Red Mile issued 998,860 investment units outside the U.S. to twenty seven non U.S. investors for $1,248,575. A unit consisted of one share of Series C Convertible Preferred stock and a warrant to purchase an additional share of Series C Convertible Preferred stock before May 1, 2008 for $1.50 per share.

In addition, From March through the beginning of May 2006, nine US investors purchased 300,000 units for a total of $375,000. A unit consisted of one share of Series C Convertible Preferred stock and a warrant to purchase an additional share of Series C Convertible Preferred stock before May 1, 2008 for $1.50 per share.

                           DESCRIPTION OF OUR BUSINESS

OVERVIEW

We develop and publish interactive software games that are playable by consumers on home video game consoles ("Consoles"), personal computers ("PCs") and handheld video game players ("Handhelds"). Examples of Consoles include Sony PlayStation2(R) ("PS2") and Sony PlayStation3(R) ("PS3"), Microsoft Xbox(R) and Nintendo GameCube(TM), and examples of Handhelds include Sony PlayStation(R)Portable ("PSP"), Nintendo Game Boy (R) Advance and Nintendo DS(TM). We refer throughout this prospectus to Consoles, PCs, Handhelds and the Internet as "platforms." In addition, our wholly owned subsidiary, 2WG Media, Inc. ("2WG") develops games for PCs and for DVD players.

Our corporate mission is to become a worldwide leader in the development, publishing and distribution of high-quality interactive video games that are compelling to the consumer.

The games that we develop to be played on Consoles and Handhelds are published under non-exclusive, non-transferable licenses from the manufacturers of these platforms. These licenses provide us with the specifications needed to develop software for these platforms. The licenses require us to pay a license fee and enable us to use the proprietary information and technology that is necessary to develop our games. We do not require licenses for publishing games for PCs or for DVD players.

We currently develop and publish for the Sony PlayStation 2 and PSP, and for the Microsoft Xbox and Xbox 360, PCs and DVD players.

Once we develop and publish a game, we then license the distribution rights on a worldwide basis to a co-publishing partner(s) that provides retail marketing, sales and distribution support. We plan to eventually expand our business so that we can directly market and distribute to the retailer and consumer. However, no assurance can be given that we will be able to accomplish this.

We focus on the development and publishing of games that we believe have the potential to become franchise games. Franchise games are those games that have sustainable consumer appeal and brand recognition. These games can serve as the basis for sequels, prequels, and related new titles which can be released over an extended period of time, similar to the film industry.

We believe that the publishing and distribution of products based in large part on franchise properties will improve the predictability of our revenues.

OUR GAMES

We currently co-publish GripShift. We secured the publishing rights for GripShift on the PSP, sequel rights and right of first refusal for other platforms from Prodigy Design Limited (DBA Sidhe Interactive), a game development company located in Wellington, New Zealand. On March 30, 2005, we entered into a worldwide distribution deal with Sony Online Entertainment for the distribution and sale of GripShift for a non-refundable advance and a royalty between 10% and 40% depending on the number of units of GripShift that are sold.

GripShift is a combination of puzzle-action, platform and driving designed exclusively for the PSP(TM) handheld experience. It enables players to stunt their way across several twisting levels while collecting power-ups, avoiding traps, beating the clock and challenging friends.

We also acquired the publishing rights to the flight combat game Heroes of the Pacific from Australia-based developer IR Gurus in May 2005 (See "Acquisitions"). On July 19, 2005, we executed a North American distribution agreement with Ubisoft for Heroes of the Pacific for an advance against royalties and a royalty on net receipts payable to us. We also entered into a European distribution deal on April 19, 2005 with Codemasters for Heroes of the Pacific for a minimum guarantee against a royalty on net receipts payable to us.

Heroes of the Pacific is a combat flight simulation game that begins with the attack on Pearl Harbor and enables players to participate in several historical and fictional campaigns in the Pacific Theatre during World War II.

We also recently acquired the PC based video game "Disney's Aladdin Chess Adventures." Disney's Aladdin Chess Adventures is an adventure-based game based on the magic and mystery of Disney's Aladdin. It teaches chess to children ages 6-12 by immersing them in an interactive exploration of Aladdin's World. We have secured the publishing rights for Disney's Aladdin Chess Adventures on the PC. We have a worldwide distribution agreement with Strategy First, a Montreal-based game publisher, for Disney's Aladdin Chess Adventures based on a 50/50 royalty split model. Strategy First is a publisher of various strategy games principally in the PC market.

OUR GAMES UNDER DEVELOPMENT

The lifespan of any of our games is relatively short, in many cases less than one year. It is therefore important for us to be able to continually develop games that are popular with the consumers. To date, we have spent approximately $8.1 million on research and development of our games all paid to external developers.

We are currently involved in the development of five games. 2WG has licensed three PC games and is also developing five DVD games. All of these games are expected to be published during fiscal 2007 and 2008.

We entered into a multi-year license agreement with MTV through 2012 (including extensions) to develop and publish the "Jackass" video games based on MTV's popular Jackass brand and on August 11, 2005 signed a development contract with Sidhe to develop Jackass for the PSP and PS2. Jackass enables players to direct the antics of Johnny Knoxville and his posse as they ride, jump and hurl their way through a series of madcap stunts.

IR Gurus, the developers of Heroes of the Pacific are currently developing Equestriad 2006 (working title, "Equestriad") for us. This game is being developed for the PS2 and PCs. In the game, a player gets to ride in the dressage, cross country and jumping events against world class equestrians at some of the world's top equestrian event courses. The game will feature accurate scoring as well as expert commentary.

IR Gurus is also developing a version of Heroes of the Pacific for the PSP. They are also working on an Xbox 360, PS3 and PC sequel to Heroes of the Pacific, which will be based in the European theatre during World War II.

We are developing the video game "Crusty Demons" based on the highly successful "Crusty Demons of Dirt" motocross videos. We acquired the Crusty Demons license from Fluent Entertainment, Inc. in May 2004 for the right to develop and publish a multiplatform video game. Crusty Demons is a freestyle motocross game. It enables players to ride as a Crusty Demon, a group of MX riders featured in their own popular DVD series. Crusty Demons is being developed for us by Climax Action Ltd., one of the leading UK game developers. It will be available for the Xbox in North America and the Xbox and PS2 for Europe, Australia and New Zealand.

2WG has licensed the North American publishing rights to a PC based puzzle game named Super Sudoku, which is being developed for them by White Park Bay, a United Kingdom-based game developer. 2WG plans to self-publish the game using a national sales representative firm to take orders from retailers and a nationally recognized distributor of games, books and music to handle the physical distribution, invoicing and credit and collections for shipments to these retailers. The game is scheduled to ship in our second quarter of fiscal 2007.

2WG has licensed the North American publishing rights to a PC based game named El Matador which is being developed for them by Cenega Publishing in the Czech Republic. El Matador is an action adventure game which should be available to ship in our second quarter of fiscal 2007.

2WG has licensed the North American publishing rights to a PC based game named Timothy and Titus, which is being developed for them by White Knight Games in Perth, Australia. Timothy and Titus is a biblical adventure game that takes the player through ancient lands of early Christianity. We expect Timothy and Titus to be available to ship in our second quarter of fiscal 2007.

2WG has licensed the publishing rights for Europe, Australia, New Zealand, India, Canada and the United States to three DVD games in development by Cannery Games in the U.S. We expect these games to be available to ship in the second calendar quarter of 2006. The first, Who Rules? Almighty Edition is a DVD party game that allows you to play a game show on your TV. The second, Who Rocks? is a music trivia game covering all genres of music except classical. The third, Bible Stumpers, is a humorous DVD game loaded with over 1,000 fascinating biblical trivia questions geared for the whole family.

2WG also has an agreement to license the publishing rights for North America to two DVD games, World War II and History of Hollywood, which should be available to ship in our fiscal quarter of fiscal 2007. Both games are DVD trivia games and are being developed by DVD Trivia Games PTY Ltd in Australia.

DISTRIBUTION OF OUR GAMES

Currently we do not directly market or distribute our games to the retailer and consumer. Instead, once we develop a game, we license the publishing rights on a worldwide basis to a co-publishing partner(s) that provides retail distribution, sales and marketing support. Our games are distributed to retailers and consumers on a disk (typically a CD or DVD) or a cartridge that is generally sold in retail stores and through online stores. We plan to expand our business so that we can eventually directly market and distribute to the retailer and consumer similar to the sales and distribution methods used by 2WG as described above.

INTELLECTUAL PROPERTY

Intellectual property is essential to our business. Some of this intellectual property is in the form of software code, patented technology, and other technology and trade secrets that we use to develop our games and to make them run properly on the platforms. Other intellectual property is in the form of audio-visual elements that consumers can see, hear and interact with when they are playing our games - we call this form of intellectual property "content."

Each of our products embodies a number of separate forms of intellectual property protection: the software and the content of our products are copyrighted; our product brands and names may be trademarks of ours or others; our products may contain voices and likenesses of actors, athletes and/or commentators and often contain musical compositions and performances that are also copyrighted. Our products may also contain other content licensed from others, such as trademarks, fictional characters, storylines and software code.

We acquire the rights to include these kinds of intellectual property in our products through license agreements that are typically limited to use of the licensed rights in products for specific time periods.

COMPETITION

Our products compete with motion pictures, television, music and other forms of entertainment for the leisure time and money of consumers.

We currently compete with Sony, Microsoft and Nintendo, each of which develop and publish software for their respective console platforms. We also compete with numerous companies which are, like us, licensed by the console manufacturers to develop and publish software games that operate on their consoles. These competitors include Activision, Atari, Capcom, Eidos, Electronic Arts, Koei, Konami, LucasArts, Midway, Namco, Sega, Take-Two Interactive, THQ, Ubisoft and Vivendi Universal Games, among others. As discussed below, diversified media companies such as Time Warner, Viacom and Disney have also indicated their intent to significantly expand their software game publishing efforts in the future.

2WG also competes with numerous companies. These competitors include Mattel, Hasbro, Bequal, ODVD, and Screenlife.

We believe that the software games segment is best viewed as a segment of the overall entertainment market. We believe that large software companies and media companies are increasing their focus on the software games segment of the entertainment market and as a result, may become more direct competitors. Several large software companies and media companies (e.g., Microsoft and Sony) have been publishing products that compete with ours for a long time, and other diversified media/entertainment companies (e.g., Time Warner and Disney) have announced their intent to significantly expand their software game publishing efforts in the future.

Our competitors vary in size from very small companies with limited resources to very large, diversified corporations with greater financial and marketing resources than ours. Our business requires the continuous introduction of popular games, which require ever-increasing budgets for development and marketing. As a result, the availability of significant financial resources has become a major competitive factor in developing and marketing of software games.

In addition to competing for product sales, we face heavy competition from other software game companies to obtain license agreements granting us the right to use intellectual property included in our products. Some of these content licenses are controlled by the diversified media companies, which intend to expand their software game publishing divisions.

Finally, the market for our products is characterized by significant price competition and we regularly face pricing pressures from our competitors. These pressures may, from time to time, require us to reduce our prices on certain products. Our experience has been that software game prices tend to decline once a generation of consoles has been in the market for a significant period of time due to the increasing number of software titles competing for acceptance by consumers and the anticipation of the next-generation of consoles.

SEASONALITY

Our business is highly seasonal. We typically experience our highest revenue and profits in the calendar year-end holiday season and a seasonal low in revenue and profits in our first fiscal quarter. This seasonal pattern is due to the increased demand for software games during the year-end holiday season and the reduced demand for the games during the summer.

EMPLOYEES

We currently have eight full-time employees in the United States. We have over 80 employees and consultants working on our games at IR Gurus (Australia) and more than 25 employees and consultants working on our games in two studios in the United Kingdom (Crusty Demons) and New Zealand (Jackass).

2WG currently has three full-time employees in the United States. 2WG also has over 30 employees and consultants working on games in development in studios located in the Czech Republic (El Matador), the United States (Who Rocks? Who Rules? Almighty Edition, Bible Stumpers) and Australia (Timothy and Titus, World War II, History of Hollywood).

Together with 2WG, we plan to hire an additional three employees and three outside consultants in the next 12 months to support our expansion plans including taking direct responsibility for marketing our products to consumers. IR Gurus (see "Acquisitions") expects to increase its employees and consultants to more than 110 during the year.

ACQUISITIONS

2WG

In August 2005, we entered into a joint venture agreement with 2WG LLC to form and operate 2WG, which would develop and publish PC video games. Initially, we purchased 39.9% of the outstanding shares of 2WG in exchange for a commitment to invest up to $500,000 in 2WG to be used for operating expenses and product development. 2WG LLC owned the remaining 60.1% interest. Effective December 21, 2005, we merged 2WG into a newly formed wholly owned subsidiary in exchange for up to 700,000 shares of our common stock. 500,000 of these shares are subject to an earn-out based on 2WG revenues and gross profits during the period from January 1, 2006 through March 31, 2007.

2WG's role is also to create and implement the direct to retail strategy that we require in order to expand our business to include direct marketing and distribution to the retailer and consumer. 2WG currently has three PC products and five DVD games under development. (See "Our Games Under Development")

2WGs principals have experience in the direct to retail business. For example, 2WG's chief executive officer, Robert Westmoreland, was a software buyer with such retailers as Wal-Mart, Computer City and Babbage's. He was also an executive with Gathering of Developers for approximately two years. Upon completion of the 2WG merger, Mr. Westmoreland, in addition to his role as chief executive officer of 2WG, became our Vice President of Publishing.

IR GURUS

On September 1, 2005, we optioned the right to purchase all the outstanding common stock of IR Gurus, a developer of interactive video games headquartered in Melbourne, Australia. The agreement with IR Gurus provided that we would acquire 24% of the outstanding common stock of IR Gurus over the twelve months ending August 2006, for a total purchase price of $600,000. It also provided us with an option to purchase the entire company for a fixed price through August 2006.

Pursuant to the terms of a separate agreement, we earned (i) 2.5% of the outstanding common stock of IR Gurus upon signing of a development agreement for Equestriad, (ii) an additional 2.5% of the outstanding common stock of IR Gurus upon signing of a development agreement for the next version of Heroes of the Pacific on the PSP and (iii) an additional 5% of the outstanding common stock of IR Gurus upon signing of a development agreement for a Heroes of the Pacific sequel on Xbox, PS3 and PCs. In addition, we also purchased an equity position in IR Gurus for cash. As of May 15, 2006, we own a total of 18% of the outstanding shares of IR Gurus.

In December 2005, we notified IR Gurus of our desire to exercise the purchase option and we are continuing negotiating the definitive agreement to acquire that portion of IR Gurus not already owned by us for $750,000 in cash and shares of our common stock valued at $4,750,000. Under the terms negotiated to date, the cash portion of the purchase price is anticipated to be paid ninety days after our stock is publicly traded, but no later than September 30, 2006. The number of shares will be calculated based on the closing price of our shares on September 30, 2006. Management can give no assurance that this merger will be consummated.

IR Gurus incubated and owns the intellectual property of Heroes of the Pacific, which we have licensed. We have the right of first refusal with respect to sequels of Heroes of the Pacific. IR Gurus also develops video games for other publishers including Sony Computer Entertainment Europe (Sony), AFL Premiership 2005 and Gaelic games Football. In addition to a PSP version of Heroes of the Pacific, IR Gurus is currently working on AFL Premiership 2006 for Sony and a current day air combat game for another publisher.

IR Gurus has also licensed the rights to certain venues, horses and riders for use in Equestriad. We have a license to the rights to this game and a right of first refusal for sequels.


RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. Therefore, in evaluating us and our business you should carefully consider the risks set forth below, which are only a few of the risks associated with investing in our common stock. You should be in a position to risk the loss of your entire investment.

RISKS RELATING TO OUR COMPANY

BECAUSE WE HAVE ONLY RECENTLY COMMENCED BUSINESS OPERATIONS, IT IS DIFFICULT TO EVALUATE OUR PROSPECTS AND WE FACE A HIGH RISK OF BUSINESS FAILURE.

We were incorporated in August 2004 and shipped our first two games in our second fiscal quarter of 2006. We therefore face the risks and problems associated with businesses in their early stages in a competitive environment and have a limited operating history on which an evaluation of our prospects can be made. Until we develop our business further by publishing and developing more games or implementing our proposed distribution system, it will be difficult for an investor to evaluate our chances for success. Our prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of any business in a competitive environment.

LACK OF PROFITABILITY.

During our initial fiscal period (December 21, 2004 through March 31, 2005) and for the nine months ended December 31, 2005, we incurred net losses of approximately $4,329,618, and $4,307,466, respectively. Our ability to generate revenues and to become profitable depends on many factors, including the market acceptance of our products and services, our ability to control costs and our ability to implement our business strategy. There can be no assurance that we will become or remain profitable.

ADDITIONAL WORKING CAPITAL REQUIREMENTS.

We have not yet achieved profitability and there can be no assurance that we will become profitable. We have never achieved positive cash flow from operations and there can be no assurance that we will do so in the future. We need additional financing to fund our planned expansion and the losses we anticipate incurring over the next several quarters. If we cannot secure additional funding in a timely manner or on acceptable terms, we may have to defer our planned expansion which could have an adverse effect on our financial condition or even force us to cease operations.

QUALIFIED OPINION OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have a significant accumulated deficit and have sustained negative cash flows from operations since our inception. The opinion of our independent registered accounting firm for the period from December 21, 2004 through March 31, 2005 and the nine months ended December 31, 2005 is qualified subject to uncertainty regarding our ability to continue as a going concern.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, THEN WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

The success and growth of our business will depend on the contributions of our Chairman, President and Chief Executive Officer, Chester Aldridge, and a small number of other key personnel, as well as our ability to attract, motivate and retain other highly qualified personnel. Competition for such personnel in the publishing industry is intense. We do not have an employment agreement with Mr. Aldridge or any of our other employees. The loss of the services of any of our key personnel, or our inability to hire or retain qualified personnel, could have a material adverse effect on our business.

IF OUR BUSINESS PLAN FAILS, OUR COMPANY WILL DISSOLVE AND INVESTORS MAY NOT RECEIVE ANY PORTION OF THEIR INVESTMENT BACK.

If we are unable to realize profitable operations, or raise sufficient capital, our business will eventually fail. In such circumstances, it is likely that we will dissolve and, depending on our remaining assets at the time of dissolution, we may not be able to return any funds back to investors.

OUR BUSINESS DEPENDS ON THE AVAILABILITY OF CURRENT GENERATION VIDEO GAME PLATFORMS.

Most of our anticipated revenues will be generated from the development and publishing of games for play on video game platforms produced by third parties. Our business will suffer if the third parties do not manufacture and sell an adequate number of platforms to meet consumer demand.

IF WE DO NOT CONTINUALLY DEVELOP AND PUBLISH POPULAR GAMES, OUR BUSINESS WILL SUFFER.

The lifespan of any of our games is relatively short, in many cases less than one year. It is therefore important for us to be able to continually develop games that are popular with the consumers. If we are unable to identify, develop and publish games that are popular with the consumers on a regular basis, our business will suffer. Our business will also suffer if we do not receive additional financing to be used for research and development of new games.

THE CYCLICAL NATURE OF VIDEO GAME PLATFORMS AND THE VIDEO GAME MARKET MAY CAUSE OUR OPERATING RESULTS TO SUFFER, AND MAKE THEM MORE DIFFICULT TO PREDICT. WE MAY NOT BE ABLE TO ADAPT OUR GAMES TO THE NEXT GENERATION PLATFORMS.

Video game platforms generally have a life cycle of approximately six to ten years, which has caused the market for video games to also be cyclical. Sony's PlatyStation 2 was introduced in 2000 and Microsoft's Xbox and the Nintendo GameCube were introduced in 2001. Microsoft just introduced the Xbox 360 and we expect Sony and Nintendo to introduce next generation consoles in 2006. This introduction will create a new cycle for the video game industry which will require us to make significant financial and time investments in order to adapt our current games and develop and publish new games for these new consoles. We cannot assure you that we will be able to accomplish this or that we will have the funds or personnel to do this. Furthermore, we expect development costs for each game on the new consoles to be greater than in the past. If the increased costs we incur due to next generation consoles are not offset by greater sales, our financial performance will be adversely affected.

WE DEPEND ON OUR PLATFORM LICENSORS FOR THE LICENSE TO PUBLISH GAMES FOR THEIR PLATFORMS AND TO ESTABLISH THE ROYALTY RATES FOR THE LICENSE.

We are dependent on our platform licensors for the license to the specifications needed to develop software for their platforms. These platform licensors set the royalty rates that we must pay in order to publish games for their platforms. Certain of our platform licensors have retained the ability to change their royalty rates. It is possible that a platform licensor may terminate or not renew our license. Additionally, we will require licenses in order to publish games for the next generation consoles that we expect to be released in fiscal 2006. Our business results will suffer if our platform licensors increase the royalty rates that we must pay, terminate their licenses with us, do not renew their licenses with us, or do not grant us a license to publish on the next generation consoles.

In addition, each platform licensor has its own criteria for approving games for its hardware platform. These criteria are highly subjective. Without such approval, we would not be able to publish our games nor have the games manufactured. Failure to obtain these approvals on the games we are currently developing and any games that we develop in the future, would have a material and adverse affect on our business.

OUR FINANCIAL PERFORMANCE WILL SUFFER IF WE DO NOT MEET OUR GAME DEVELOPMENT SCHEDULE.

We expect that many of our future games will be developed and published in connection with the releases of related movie titles, or more generally in connection with higher sales periods, including our third quarter ending December 31. As such, we will establish game development schedules tied to these periods. If we miss these schedules, our financial performance will be adversely affected.

IT MAY BECOME MORE DIFFICULT OR EXPENSIVE FOR US TO LICENSE INTELLECTUAL PROPERTY, THEREBY CAUSING US TO PUBLISH FEWER GAMES.

Our ability to compete and operate successfully depends in part on our acquiring and controlling proprietary intellectual property. Our games embody trademarks, trade names, logos, or copyrights licensed from third parties. An example is MTV's Jackass,TM, which utilizes rights licensed from MTV. If we cannot maintain the licenses that we currently have, or obtain additional licenses for the games that we plan to publish, we will produce fewer games and our business will suffer. Furthermore, some of our competitors have significantly greater resources than we do, and are therefore better positioned to secure intellectual property licenses. We cannot assure you that our licenses will be extended on reasonable terms or at all, or that we will be successful in acquiring or renewing licenses to property rights with significant commercial value.

INFRINGEMENT CLAIMS REGARDING OUR INTELLECTUAL PROPERTY MAY HARM OUR BUSINESS.

Although we do not believe that any of our products infringe the proprietary rights of others, we can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. The images and other content in our games may unintentionally infringe upon the intellectual property rights of others despite our best efforts to ensure that this does not occur. It is therefore possible that others will bring lawsuits against us claiming that we have infringed on their rights. Regardless of whether any such claims are valid or can be successfully asserted, defending against such lawsuits could be expensive and cause us to stop publishing certain games or require us to license the proprietary rights of third parties. Such licenses may not be available upon reasonable terms, or at all.

THE CONTENT OF OUR GAMES MAY BECOME SUBJECT TO INCREASING REGULATION.

Legislation is periodically introduced at the local, state and federal levels in the United States and in foreign countries that it is intended to restrict the content and distribution of games similar to the ones that we develop and produce. Recent proposed state legislation, if passed, would prohibit certain games similar to ours from being sold to minors. Additionally, many foreign countries have laws that permit governmental entities to censor the content and advertising of interactive entertainment software. We believe that similar legislation will be proposed in many countries that are significant markets for our games, including the United States. If any of this proposed legislation is passed, it could have the effect of limiting the market for our games and/or require us to modify our games at an additional cost to us.

IF WE OR OTHERS ARE NOT SUCCESSFUL IN COMBATING THE PIRACY OF OUR GAMES, OUR BUSINESS COULD SUFFER.

The games that we develop and publish are often the subject of unauthorized copying and distribution, which is referred to as pirating. Although the manufacturers of the platforms on which our games are played have taken measures to limit the ability of others to pirate our games, these measures may not prove successful. Increased pirating of our games throughout the world would materially effect our financial performance.

IF ANY OF OUR GAMES ARE FOUND TO CONTAIN HIDDEN, OBJECTIONABLE CONTENT, OUR BUSINESS MAY BE SUBJECT TO FINES OR OTHERWISE BE HARMED.

Some game developers and publishers include hidden content in their games that are intended to improve the experience of customers that play their games. Additionally, some games contain hidden content introduced into the game without authorization by an employee or a non-employee developer. Some of this hidden content has in the past included graphic violence or sexually explicit material. In such instances, fines have been imposed on the publisher of the game and the games have been pulled off the shelves by retailers. Although we have taken measures to reduce the possibility of hidden content in the games that we publish, our future earnings will be adversely affected by any such content.

OUR BUSINESS IS SUBJECT TO ECONOMIC, POLITICAL, AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

Because we have distribution agreements with entities located in foreign countries, our business is subject to risks associated with doing business internationally. Accordingly, our future results could be harmed by a variety of factors, including less effective protection of intellectual property, changes in foreign currency exchange rates, changes in political or economic conditions, trade-protection measures and import or export licensing requirements. Effective protection of intellectual property rights is unavailable or limited in certain foreign countries. There can be no assurance that the protection afforded our proprietary rights in the United States will be adequate in foreign countries. Furthermore, there can be no assurance that our business will not suffer from any of these other risks associated with doing business in a foreign country.


RISKS RELATING TO THIS OFFERING

THE OFFERING PRICE OF THE SHARES HAS BEEN ARBITRARILY DETERMINED.

The offering price of the shares has been arbitrarily determined by us and bears no relationship to our assets, book value or potential business operations. It should not be taken to be an indication of the actual value of our company.


WE HAVE ISSUED SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN OUR COMMON STOCK.

We have shares of three series of preferred stock outstanding as of the date hereof which have rights senior to the common stock. In addition, our articles of incorporation authorize our board of directors to issue shares of preferred stock and determine the price for those shares without seeking any further approval from our stockholders. Further, under Delaware law, the board of directors may at its discretion set the other terms of the preferred stock. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights.


SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants or conversion of preferred stock, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. In addition, additional dilution may occur upon the exercise of warrants or stock options or the conversion of preferred stock to common stock


THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, AND EVEN IF A MARKET DEVELOPS, IT WILL LIKELY BE THIN.


Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. Without a public market, it may be difficult for a holder of shares of our common stock to find a buyer for our common stock. Our shareholders may therefore be required to bear indefinitely the financial risks of an investment in the shares of our stock. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

     o    variations in our quarterly operating results;

     o changes in securities analysts' estimates of our financial performance;

     o    changes in general economic conditions and in the gaming industry;

     o    changes in market valuations of similar companies;

     o announcements by us or our competitors of significant new contracts with artists, acquisitions, strategic partnerships or joint ventures, or capital commitments;

     o    loss of a major customer, partner or joint venture participant; and

     o    the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.


OUR SHARES WILL BE "PENNY STOCKS" WHICH ARE SUBJECT TO CERTAIN RESTRICTIONS THAT COULD ADVERSELY AFFECT THE LIQUIDITY OF AN INVESTMENT IN US.

We intend to initially trade our common stock in the over-the-counter market. The stock price will likely be at less than $5.00 per share. Such shares are referred to as "penny stocks" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market. In general, penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want. Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or "accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

TO DATE, WE HAVE NOT PAID ANY CASH DIVIDENDS AND NO CASH DIVIDENDS WILL BE PAID IN THE FORESEEABLE FUTURE.

We do not anticipate paying cash dividends on our shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

VOLATILITY IN OUR COMMON SHARE PRICE MAY SUBJECT US TO SECURITIES LITIGATION.

We expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

WE WILL INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLIC COMPANY, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the Nasdaq National Market and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules will require to incur substantial costs to obtain the same or similar insurance coverage. These costs could materially adversely affect our results of operations.


                             OUR PLAN OF OPERATIONS

For the nine months ended December 31, 2005 of our fiscal year ended 2006, our revenue consisted of development fees and royalties on two products developed by third parties for us and licensed to other video game publishers. We anticipate minimal royalty income from these two games in fiscal 2007. In addition, we have several games under development which we anticipate will be ready for shipment in fiscal 2007. Our intention is to raise additional working capital during the second half of calendar 2006, which would better enable us to self-publish these games under development for release in North America although we may continue to license the publishing rights to co-publishing partners. Self publishing in North America would enable us to retain a greater portion of the wholesale revenue from these games. We would also take responsibility for consumer and trade advertising for these games. We plan to continue using third party co-publishers in Europe and Asia.

We expect to self-publish in North America the games being developed on behalf of 2WG (under the 2WG Media, Inc. name). 2WG already has established relationships with a leading independent sales representative firm in the video game business and also has a relationship with a leading independent distributor of video games. We anticipate using these two firms to sell and distribute our games.

If we are unable to raise the funds required to begin self-publishing these games, we will continue with our co-publishing model. Under the co-publishing model, we believe our current cash on hand of approximately $2,206,000 as of May 12, 2006, in addition to anticipated cash flow from operations, would enable the company to continue operating through the end of calendar 2006.

In addition to money needed to develop new games, we will also need money to fund the expansion of our staff. It is currently anticipated that together with 2WG, we will hire an additional three employees and three outside consultants in the next 12 months to support our expansion plans, including taking direct responsibility for marketing our products to consumers.

We currently have a number of products under development for release in fiscal 2007. These products include Crusty Demons of Dirt which is virtually complete and should ship on the Microsoft Xbox platform in North America and Xbox and Sony PS2 platform in Europe and Asia in the first half of fiscal 2007; Equestriad which we expect to be ready for worldwide release in the third fiscal quarter of 2007 on PS2 and PC; Jackass the Video game, also planned to be available worldwide in the fourth fiscal quarter of 2007 on PS2 and PSP platforms; and a PSP version of our Heroes of the Pacific game planned for release in the fourth fiscal quarter of 2007. In fiscal 2007, we will also begin development of several new games for planned shipment in 2008 and 2009. Currently a sequel of Heroes of the Pacific on the Sony PS3, Microsoft Xbox 360 and PC is targeted for shipment in fiscal 2008.

2WG has Super Sudoku, El Matador, and Timothy Titus under development. All three are PC games and should ship in either the first or second quarter of fiscal 2007. In addition, 2WG has five DVD games currently under development. These games are Who Rocks?, Who Rules? Almighty Edition, Bible Stumpers, World War II, and History of Hollywood. We anticipate that each of these games will also ship in the first half of fiscal 2007.


                           FORWARD-LOOKING STATEMENTS

Most of the matters discussed within this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. In some cases you can identify forward-looking statements by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties, many of which are set forth in this prospectus. Actual results and events may vary significantly from those discussed in the forward-looking statements.

These forward-looking statements may include, among other things, statements relating to the following matters:

     o our ability to realize significant cost savings by outsourcing much of the capital-intensive aspects of our business to others

     o the likelihood that our management team will increase our profile in the industry and create new video games for us

     o our ability to compete against companies with much greater resources than us

     o our ability to obtain various licenses and approvals from the third party hardware manufacturers

These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to explain the reason why actual results may differ. In light of these assumptions, risks, and uncertainties, the forward-looking events discussed in this prospectus might not occur.


                       WHERE YOU CAN GET MORE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 under the Securities Act to register the shares of our common stock being offered by this prospectus. This prospectus omits some information contained in the registration statement and its exhibits, as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the public reference facilities of the SEC on payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the registration statement.

Statements in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

We will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we will file annual, quarterly and special reports, and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above. You also may request a copy of the registration statement and these filings by writing or calling us at 4000 Bridgeway, Suite 101, Sausalito, CA 94965, telephone number, (415) 339-4240.


                                 USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling stockholders.


                      DESCRIPTION OF OUR AUTHORIZED CAPITAL

Our authorized capital consists of 100 million shares of common stock, par value $.001 per share and 20 million shares of preferred stock. As of May 15, 2006, 14,420,870 shares of our common stock and 14,191,860 shares of our preferred stock were outstanding.

Holders of our preferred and common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the articles of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of a class of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Delaware General Corporation Law does, however, prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.


                        DIRECTORS AND EXECUTIVE OFFICERS

The directors, officers and key employees of the company are as follows:

       Name                             Age      Position
       ---------------                -----      ---------------------
       Chester Aldridge                  34      Director, Chairman, President
                                                  and Chief Executive Officer
       Richard Auchinleck                54      Director
       David Baker                       38      Director
       Geoffrey Heath                    61      Director
       Kenny Cheung                      31      Director
       Mike Troy                         35      Vice President - Business
                                                  Development
       Robert Westmoreland               39      Vice President -  Publishing
       Ben Zadik                         31      Chief Financial Officer,
                                                  Treasurer and Secretary

The business experience, principal occupations and employment of each of the above persons during at least the last five years are set forth below.

CHESTER ALDRIDGE. In May 2006, Mr. Aldridge became a member of our board of directors and our Chairman, President and Chief Executive Officer. He was Red Mile Florida's chairman and chief executive officer since its formation in December 2004. Beginning in April 2000, Mr. Aldridge was employed by Fluent Entertainment, Inc. ("Fluent"), a video game developer that assisted in developing such titles as Sim City and Reador Rabbit. Fluent was placed into receivership in mid-2005. From April 2000 until December 2003, Mr. Aldridge was chief executive officer and chairman of Fluent. From January 2004 through December 2004, he was vice president business development of Fluent. Mr. Aldridge is also the managing partner of The Etude Group which is primarily a family-owned investment vehicle.

RICHARD AUCHINLECK. Mr. Auchinleck joined Red Mile Florida's board of directors in December 2005 and joined our board of directors in connection with the merger. Mr. Auchinleck was employed by Gulf Canada Resources Ltd., a Canadian based oil and gas company ("Gulf'), for 25 years, retiring in 2001 as president and chief executive officer after the sale of the company to Conoco Inc. He continues an association with the company as a member of the ConocoPhillips board of directors. From 1999 to 2001, he was the president and chief executive officer of Gulf. He is also a member of the board of directors of Enbridge Commercial Trust and Telus.

DAVID N. BAKER. Mr. Baker joined Red Mile Florida's board of directors in November 2005 and joined our board of directors in connection with the merger. Since 2003, Mr. Baker has been the managing principal of Core Fund Management, L.P., the general partner of Core Fund, L.P., a special situations hedge fund focusing primarily on micro-capitalization equities. Core Fund Management, L.P.is a registered investment advisor with the State of California. Mr. Baker also provides capital strategy to operating companies, both public and private. Mr. Baker is the president and chief executive officer of 51144, Inc. During 2001 and 2002, Mr. Baker was a proprietary trader and portfolio manager with First New York Securities and Electronic Trading Group. Mr. Baker was the founder, chief executive officer, and chairman of SectorBase, LLC, a sector-specific, quantitative and qualitative securities database that was acquired by an affiliate of Preferred Trade. Mr. Baker is a member of the National Association of Corporate Directors.

GEOFFREY HEATH. Mr. Heath joined Red Mile Florida's board of directors in December 2005 and joined our board of directors in connection with the merger. Mr. Heath has been the chief executive officer of NCsoft Europe since September 2004. Prior to that, Mr. Heath was an independent consultant.

KENNY CHEUNG. Mr. Cheung joined Red Mile Florida's board of directors in December 2004 and joined our board of directors in connection with the merger. In 1996, Mr. Cheung founded and remains the sole shareholder of Tiger Paw Capital, which is an investment company primarily involved in oil, gas and real estate ventures.

MIKE TROY. Mr. Troy was Red Mile Florida's Vice President of Business Development since December 2004 and joined us in the same office in connection with the merger. From October 2000 to December 2004, Mr. Troy was director of business development at Fluent.

ROBERT WESTMORELAND. Mr. Westmoreland joined Red Mile Florida as Vice President of Publishing in connection with the acquisition of 2WG in December 2005. He joined us in the same office in connection with the merger. He has been the chief executive officer of 2WG since its inception in September 2005. From October 2004 through December 2005, Mr. Westmoreland was chief executive officer of 2WG LLC, the predecessor to 2WG Media, Inc. From December 2001 to June 2003, he was the chief executive officer of Phantagram Interactive and from May 2000 through December 2001, he was the chief executive officer of On Deck Interactive.

BEN ZADIK. Mr. Zadik joined us in April 2006 as Chief Financial Officer, Treasurer and Secretary. From April 2004 to April 2006, he was the international controller for AMB Property Corporation. From March 2001 to March 2004, he was the assistant controller for Sangstat Medical Corporation. Prior to that he was a senior financial analyst with Netopia Inc. and a senior associate with PricewaterhouseCoopers LLP.

 EMPLOYEES

 We currently have eight full-time employees in the United States. We have over 80 employees and consultants working on our games at IR Gurus (Australia) and more than 25 employees and consultants working on our games in two studios in the United Kingdom (Crusty Demons) and New Zealand (Jackass).

 2WG currently has three full-time employees in the United States. 2WG also has over 30 employees and consultants working on games in development in studios located in the Czech Republic (El Matador), the United States (Who Rocks? Who Rules? Almighty Edition, Bible Stumpers) and Australia (Timothy and Titus, World War II, History of Hollywood).

 Together with 2WG, we plan to hire an additional three employees and three outside consultants in the next 12 months to support our expansion plans including taking direct responsibility for marketing our products to consumers. IR Gurus expects to increase its employees and consultants to more than 100 during the year.


 COMPANY FACILITIES

 We currently lease an office in Sausalito California of approximately 2,500 square feet at $2.00 per square feet. In addition, 2WG leases a small four person office in Heath, Texas at approximately $4.50 per square foot, inclusive of utilities. We believe that if we lost either lease at these premises, we could promptly relocate within ten miles on similar terms.


                                   LITIGATION


From time to time, we may be involved in various claims, lawsuits, and disputes with third parties, actions incidental to the normal operations of the business. As of the date of this offering, we are not aware of any material claims, lawsuits, disputes with third parties or the like that would have any material affect on our business.


DIRECTORS' TERM OF OFFICE

Directors will hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by our board of directors and serve at the discretion of the board of directors.


AUDIT COMMITTEE AND AUDIT COMMITTEE FINANCIAL EXPERT

Our board of directors acts as our audit committee. No member of our board of directors is an "audit committee financial expert," as that term is defined in
Item 401(e) of Regulation S-B promulgated under the Securities Act.

To date, we have conducted limited operations and generated only minimal revenue since inception. In light of the foregoing, and upon evaluating our internal controls, our board of directors determined that our internal controls are adequate to ensure that financial information is recorded, processed, summarized and reported in a timely and accurate manner in accordance with applicable rules and regulations of the SEC. Accordingly, our board of directors concluded that the benefits of retaining an individual who qualifies as an "audit committee financial expert" would be outweighed by the costs of retaining such a person.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In December 2004, Chester Aldridge, our Director, Chairman, President and Chief Executive Officer, Ed Roffman, our former chief financial officer and our former treasurer, and Mike Troy, our Vice President of Business Development, were employees of Fluent Entertainment, Inc. ("Fluent"), an under capitalized developer and publisher of video games. In December 2004, Mr. Aldridge, Mr. Roffman and Mr. Troy left Fluent and formed our company. In connection with the sale to us of certain assets and related liabilities and commitments, Fluent received 18.3% or 7,627,870 of our shares of common stock outstanding, excluding 472,130 common shares used by Fluent to settle certain debts with third parties. These assets included the rights to the Jackass and Crusty Demons of Dirt intellectual properties, the related games under development and the game GripShift, which was also under development at the time.

Other than as described above, neither our directors and executive officers nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of our common stock, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons, has any material interest, direct or indirect, in any transaction that we have entered into since our incorporation or any proposed transaction.


                             EXECUTIVE COMPENSATION

The following table discloses the compensation we paid to our senior executive officers, in the nine months ending December 31, 2005.


----------------------------------------- --------- ---------------------------------------- ------------- ----------------
Name and Principal Position                 Year              Annual Compensation
----------------------------------------- --------- ---------------------------------------- ------------- ----------------
                                                                                              Securities
                                                                                              Underlying
                                                      Salary       Bonus     Other Annual      Options/       All Other
                                                        ($)         ($)      Compensation        SARs      Compensation($)
----------------------------------------- --------- ------------ ---------- ---------------- ------------- ----------------
Chester Aldridge -                          2005    $150,000         -          $4,165            -               -
    Director, Chairman, President and
    CEO
----------------------------------------- --------- ------------ ---------- ---------------- ------------- ----------------
Ben Zadik - CFO, Treasurer and              2005         -           -             -              -               -
    Secretary (1)
----------------------------------------- --------- ------------ ---------- ---------------- ------------- ----------------
Mike Troy (2)                               2005    $118,333         -           9,789            -               -
    VP - Business Development
----------------------------------------- --------- ------------ ---------- ---------------- ------------- ----------------
Robert Westmoreland (3)                     2005    $ 52,000         -           3,267            -               -
    VP - Publishing
----------------------------------------- --------- ------------ ---------- ---------------- ------------- ----------------
Ed Roffman (4)                              2005    $195,000         -          22,896            -               -
----------------------------------------- --------- ------------ ---------- ---------------- ------------- ----------------


(1) Mr. Zadik joined the Company in April 2006 replacing Mr. Roffman.

(2) Mr. Troy was promoted to this office in September 2005.

(3) Reflects wages paid from September 1, 2005. Mr. Westmoreland became Vice President of Publishing in December 2005.

(4) Mr. Roffman is our former chief financial officer and our former treasurer and is now employed by us on a part time basis.

In April 2005, we adopted a stock option plan intended to incentivize key personnel. The plan authorized the issuance of up to 3,000,000 options to purchase shares of our common stock. The options were either options intended to qualify as incentive stock options, as that term is defined in the Internal Revenue Code of 1986, as amended, or non-statutory options. The per share exercise price of options granted under the plan could not be less than 100% of the fair market value of a share of our common stock on the date of grant. As of the date of this prospectus, we have granted stock options to ten employees, two non-employee directors and eight consultants for a total of 2,822,898 shares.

EMPLOYMENT AGREEMENTS

None of our employees have employment agreements.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the number of shares of our common stock that were beneficially owned as of May 10, 2006, by (1) each person known by us to be the owner of more than 5% of our outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) our directors and executive officers as a group. In general, "beneficial ownership" includes those shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire common stock through the exercise of stock options or warrants that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons name in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 41,592,043 beneficially owned shares outstanding on May 15, 2006. The address of each director and executive officer listed below is c/o Red Mile Entertainment, Inc., 4000 Bridgeway, Suite 101, Sausalito, CA 94965.





------------------------------------------------- ---------------------- -------------------
                    Name and Address                Number of Shares      Percent of Class
                                                   Beneficially Owned
------------------------------------------------- ---------------------- -------------------
Chester Aldridge                                       1,160,968                2.8
  Director, Chairman, President and CEO (1)
------------------------------------------------- ---------------------- -------------------
Richard Auchinleck                                       178,750                 *
  Director (2)
------------------------------------------------- ---------------------- -------------------
David Baker                                              742,022                1.8
  Director (3)
------------------------------------------------- ---------------------- -------------------
Kenny Cheung (4)                                       9,616,395                23.1
------------------------------------------------- ---------------------- -------------------
DMH Family L.P. (5)                                    5,655,328                13.6
------------------------------------------------- ---------------------- -------------------
Fluent Entertainment, Inc.                             7,627,870                18.3
------------------------------------------------- ---------------------- -------------------
Geoffrey Heath                                            31,875                 *
  Director (6)
------------------------------------------------- ---------------------- -------------------
Mike Troy                                                579,944                1.4
  VP - Business Development (7)
------------------------------------------------- ---------------------- -------------------
Robert Westmoreland                                      644,224                1.5
  VP - Publishing (8)
------------------------------------------------- ---------------------- -------------------
Ben Zadik                                                 50,000                 *
  CFO, Treasurer and Secretary (9)
------------------------------------------------- ---------------------- -------------------
All officers and directors as a group (7 persons)     13,004,178               31.3
------------------------------------------------- ---------------------- -------------------


* Represents less than 1%

-----------------------------

(1) Includes a 562,768 indirect ownership interest from shares owned in Fluent Entertainment, Inc. ("Fluent").

(2) Includes warrants to purchase 80,000 shares of common stock and options to purchase 18,750 shares of common stock.

(3)  Includes warrants to purchase 134,000 shares of common stock.

(4) Includes 2,129,335 shares held in the name of Tiger Paw Capital, Inc., of which Mr. Cheung, is the sole shareholder, 2,030,000 shares of series A preferred stock convertible into the same number of shares of common stock, warrants to purchase 1,366,500 shares of common stock, options to purchase 158,333 shares of common stock held in the name of Mr. Cheung, 2,000,000 shares of series A preferred stock convertible into the same number of shares of common stock held in the name of Metro Crown Holdings for which Mr. Cheung holds the proxy to vote the shares, warrants to purchase 3,880,000 shares of common stock held in the name of Metro Crown Holdings, and an 82,227 indirect ownership interest from shares owned in Fluent.

(5) 3,620,000 shares of series A preferred stock convertible into the same number of shares of common stock, 120,000 shares of series C preferred stock convertible into the same number of common shares, warrants to purchase 1,531,765 shares of common stock, and a 333,639 indirect ownership interest from shares owned in Fluent. DMH Family L.P. is owned 1% by Dennis and Kathy Hart who are the general partners. Their three children are the limited partners in the Partnership.

(6)  Includes options to purchase 21,875 shares of common stock.

(7) Includes options to purchase 31,720 shares of common stock and a 28,224 indirect ownership interest from shares owned in Fluent.

(8) Includes 500,000 shares of common stock held in the name of 2WG LLC, of which Mr. Westmoreland is managing principal, and options to purchase 42,224 shares of common stock.

(9) Represents shares of series A preferred stock convertible into the same numbers of shares of common stock.


                              SELLING STOCKHOLDERS

The table below sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering, and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

The shares of common stock being offered in this prospectus (including shares issuable upon the conversion of convertible promissory notes) were issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to
Section 4(2) of the Securities Act.

Because the selling stockholders may offer all, some, or none of their shares of our common stock, we cannot provide a definitive estimate of the number of shares that the selling stockholders will hold after this offering.

Other than as indicated, none of the selling stockholders has at any time during the past three years acted as one of our employees, officers, or directors or otherwise had a material relationship with us.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, shares of common stock issuable through the exercise of stock options or warrants that are exercisable currently or become exercisable within 60 days, and upon the conversion of preferred stock or promissory notes that are presently convertible or may be converted within 60 days. Each selling stockholder's percentage of ownership in the following table is based on 41,592,043 shares of common stock outstanding as of May 15, 2006.

                                                                              Number of
                                                                            common shares
                                                Shares beneficially owned   registered in      Shares beneficially
          Selling Stockholder                    prior to the offering     this prospectus   owned after the offering
--------------------------------------------- ---------------------------- ----------------- --------------------------
                                                   Number        Percent                       Number        Percent
============================================= ================= ========== ================= ============ =============
Tiger Paw Capital, Inc.                          3,736,395 (1)       9.0%         3,396,500    339,895               *
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
DMH Family L.P.                                  5,655,328 (2)      13.6%         5,271,765    383,563               *
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Joe Abrams                                       2,032,422 (3)       4.9%           599,000   1,433,422           3.4%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Victor Choy                                      1,628,848 (4)       3.9%         1,125,000    503,848            1.2%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Mike Hart                                          475,735 (5)       1.1%           475,735       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Metro Crown Industries                           5,880,000 (6)      14.1%         5,880,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Perron Investment Corp.                            260,000 (7)          *           260,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Marcus Perron In trust for Conner Perron            50,000 (8)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Marcus Perron In trust for Cooper Perron            50,000 (8)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Regan Perron                                        50,000 (8)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Wayne & Patricia Muellier                           50,000 (8)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Chi Tong Cheung                                     50,000 (8)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Sarah MacBey                                       100,000 (8)          *           100,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Joseph Dabit                                        50,000 (8)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Biagio Mele                                        100,000 (8)          *           100,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Anacourt Capital                                    50,000 (8)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Ben Zadik                                           50,000 (8)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Bruce McKenzie                                      50,000 (8)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Dean McKenzie                                       50,000 (8)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Brian Prokop                                      230,000 (10)          *           230,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Sanders Lee                                        250,000 (8)          *           250,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Larry Wiebe                                        203,000 (9)          *            80,000    123,000               *
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Adriana Bernal                                      2,000 (11)          *             2,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Luis Schiavo                                      400,000 (11)          *           400,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
R.H. Auchinleck                                   178,750 (12)          *           160,000    18,750                *
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Richard Grafton                                   320,000 (13)          *           320,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Bill Borger                                        32,000 (11)          *            32,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Lyle Stevenson                                    200,000 (14)          *           200,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Bob Schulz                                         80,000 (11)          *            80,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
David Baker                                       542,022 (15)       1.3%           542,022       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
David N. Baker Alaska Trust                            200,000          *           200,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Esther Kwan                                         16,000(17)          *            16,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Blackmont Capital ITF Lang Financial               80,000 (17)          *            80,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Paul Lennon                                       160,000 (17)          *           160,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
IC Projects LP                                    480,000 (17)       1.2%           480,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Lynda Aman                                          4,000 (17)          *             4,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Daniel Cochran                                     40,000 (17)          *            40,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Christine Prunty                                    4,000 (17)          *             4,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Marina Sampaleeanu                                  8,000 (17)          *             8,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------

                                       22

                                                                              Number of
                                                                            common shares
                                               Shares beneficially owned    registered in        Shares beneficially
          Selling Stockholder                    prior to the offering     this prospectus   owned after the offering
--------------------------------------------- ---------------------------- ----------------- --------------------------
                                                   Number        Percent                       Number        Percent
============================================= ================= ========== ================= ============ =============


--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Uttam Sharma                                       12,000 (17)          *            12,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Blair Yorke-Slader                                 32,000 (17)          *            32,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Geraldine Kimiko Bruce                             20,000 (17)          *            20,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Chris Hladky                                       14,000 (17)          *            14,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Hoang Nguyen                                        5,000 (17)          *             5,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Janice Piet                                         6,720 (17)          *             6,720       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Bill Turk                                         160,000 (17)          *           160,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Rio Desert Holdings Corp.                         160,000 (17)          *           160,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Joy Evenson                                         4,000 (17)          *             4,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Alan & Sandy Froese                                32,000 (17)          *            32,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Brenda Mackie                                     100,000 (16)          *           100,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Deesons Investments                             1,200,000 (16)       2.9%         1,200,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
James Mackie                                      150,000 (16)          *           150,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Mark Zivot                                         40,000 (16)          *            40,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Robert LeSourd                                     40,000 (16)          *            40,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Scott Riddell                                      40,000 (16)          *            40,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Scott Woronoff                                     80,000 (17)          *            80,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Steven Holzman                                    160,000 (17)          *           160,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Peter Cheung                                      160,000 (17)          *           160,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
James Allard                                        50,000(16)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Mary S. Barr                                        50,000(16)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Bowford Equities Ltd.                               40,000(16)          *            40,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Heather Braund                                     100,000(16)          *           100,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Rick Braund                                        100,000(16)          *           100,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Jack Davis                                           8,000(16)          *             8,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Harry Ford and Mrs. Sandra Ford                     40,000(16)          *            40,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
John Gilmore                                        10,000(16)          *            10,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Don Gray                                           160,000(16)          *           160,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------

                                       23

                                                                               Number of
                                                                             common shares
                                                Shares beneficially owned    registered in      Shares beneficially
           Selling Stockholder                   prior to the offering      this prospectus   owned after the offering
--------------------------------------------- ---------------------------- ----------------- --------------------------
                                                   Number        Percent                       Number        Percent
============================================= ================= ========== ================= ============ =============

--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Glen Gray                                          800,000(16)       1.9%           800,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Andrew Mackie                                       56,000(16)          *            56,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Brenda Mackie                                       50,000(16)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Jeffrey Mackie                                      56,000(16)          *            56,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Chris McClay                                        64,000(16)          *            64,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Anne Meininger                                      72,000(16)          *            72,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Oceanic Greystone Securities Ltd.                  800,000(16)       1.9%           800,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Chanel Ohlson                                      160,000(16)          *           160,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Ron Ohlson                                         100,000(16)          *           100,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Zak Pashak                                          50,000(16)          *            50,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Emily Radte                                         56,000(16)          *            56,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Chriss Robb                                         40,000(16)          *            40,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
The Marilem Fund                                   640,000(16)       1.5%           640,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
The First Revocable Trust c/o Herbert               40,000(17)          *            40,000       0               0.0%
Wolfram
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Peter Blackwood                                     16,000(17)          *            16,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
MCF                                                 16,000(17)          *            16,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
David Bain                                          16,000(17)          *            16,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Scott Cacchione                                     32,000(17)          *            32,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Vikram Ramakrishnan                                 40,000(18)          *            40,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
Andrew C. Park                                      25,000(19)          *            25,000       0               0.0%
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------
TOTAL                                                                            27,098,742
                                                                                 ==========
--------------------------------------------- ----------------- ---------- ----------------- ------------ -------------

                                       24

*        Represents less than 1%.

-----------------------------------

(1) 2,030,000 of such shares are issuable upon conversion of Series A Preferred. 1,366,500 are issuable upon exercise of warrants at $1.10 per share, 158,333 are issuable upon exercise of stock options in the name of Kenny Cheung sole shareholder of Tiger Paw at $0.15 per share. Includes 82,227 shares owned by Fluent Entertainment, Inc. ("Fluent"), which is in receivership and being dissolved.
(2) 3,620,000 of such shares are issuable upon conversion of Series A Preferred and 120,000 are issuable upon conversion of Preferred C. In addition 470,588 shares, 590,588 shares and 470,589 shares are issuable upon exercise of warrants at $1.25, $1.50 and $1.75 per share, respectively. Includes 333,639 shares owned by Fluent, which is in receivership and being dissolved.
(3) 200,000 of such shares are issuable upon conversion of Series A Preferred. In addition 46,000 shares, 117,666 shares, 117,667 shares and 117,667 shares are issuable upon exercise of warrants at $1.10, $1.25, $1.50 and $1.75 per share, respectively. Includes 161,450 shares owned by Fluent, which is in receivership and being dissolved.
(4) 600,000 of such shares are issuable upon conversion of Series A Preferred. In addition 275,000 shares, 83,333 shares, 83,333 shares and 83,334 shares are issuable upon exercise of warrants at $1.10, $1.25, $1.50 and $1.75 per share, respectively. Includes 114,679 shares owned by Fluent, which is in receivership and being dissolved.
(5) 250,000 of such shares are issuable upon conversion of Series A Preferred. In addition 137,500 shares, 29,411 shares, 29,412 shares and 29,412 shares are issuable upon exercise of warrants at $1.10, $1.25, $1.50 and $1.75 per share, respectively.
(6) 2,000,000 of such shares are issuable upon conversion of Series A Preferred. In addition 1,293,333 shares, 1,293,333 shares and 1,293,334 shares are issuable upon exercise of warrants at $1.25, $1.50 and $1.75 per share, respectively.
(7) 100,000 of such shares are issuable upon conversion of Series A Preferred and 80,000 are issuable upon conversion of Preferred C. In addition 80,000 shares are issuable upon exercise of warrants at $1.50 per share.
(8)  All such shares are issuable upon conversion of Series A Preferred.
(9) 40,000 such shares are issuable upon conversion of Series C Preferred. In addition 40,000 such shares are issuable upon exercise of warrants at $1.50 per share.
(10) 150,000 of such shares are issuable upon conversion of Series A Preferred and 40,000 are issuable upon conversion of Preferred C. In addition 40,000 shares are issuable upon exercise of warrants at $1.50 per share.
(11) One half of such shares are issuable upon conversion of Series A Preferred. In addition one half of such shares are issuable upon exercise of warrants at $1.50 per share.
(12) 80,000 such shares are issuable upon conversion of Series A Preferred. In addition 80,000 of such shares are issuable upon exercise of warrants at $1.50 per share. 18,750 such shares are issuable upon exercise of stock options at $0.22 per share.
(13) 80,000 of such shares are issuable upon conversion of Series A Preferred and 80,000 are issuable upon conversion of Preferred C. In addition 160,000 shares are issuable upon exercise of warrants at $1.50 per share.
(14) 40,000 of such shares are issuable upon conversion of Series A Preferred and 60,000 are issuable upon conversion of Preferred C. In addition 100,000 shares are issuable upon exercise of warrants at $1.50 per share.
(15) 6,000 shares, 26,000 shares, 51,000 shares and 51,000 shares are issuable upon exercise of warrants at $1.10, $1.25, $1.50 and $1.75 per share, respectively.
(16) One half of such shares are issuable upon conversion of Series B Preferred. In addition one half of such shares are issuable upon exercise of warrants at $1.50 per share.
(17) One half of such shares are issuable upon conversion of Series C
     Preferred. In addition one half of such shares are issuable upon exercise of warrants at $1.50 per share.
(18) Issuable upon exercise of warrants at $1.10 per share.
(19) Issuable upon exercise of warrants at $1.25 per share.


                                    DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding or is issuable on conversion of preferred stock or exercise of warrants that have already been issued. Accordingly, there will be no dilution to our existing stockholders from the sale of shares registered hereby.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

We have agreed, subject to certain limits, to bear all costs, expenses, and fees of registration of the shares of our common stock offered by the selling stockholders for resale. However, any brokerage commissions, discounts, concessions, or other fees, if any, payable to broker-dealers in connection with any sale of shares of common stock will be borne by the selling stockholders selling those shares or by the purchasers of those shares.

On our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

     o the name of each such selling stockholder and of any participating broker-dealer

     o    the number of securities involved

     o    the price at which such securities were sold

     o the commissions paid or discounts or concessions allowed to any broker-dealer, where applicable

     o that any broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus

     o    other facts material to the transaction.


The selling stockholders may use any one or more of the following methods when selling shares:

     o    directly as principals

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account

     o an exchange distribution in accordance with the rules of the applicable exchange

     o    privately negotiated transactions

     o short sales that are in compliance with the applicable laws and regulations of any state or the United States

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share

     o    a combination of any such methods of sale

     o    any other method permitted pursuant to applicable law

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

The selling stockholders may also engage in short sales against the box, puts and calls, and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any selling stockholder or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless our common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

We are required to pay expenses incident to the registration, offering, and sale of the shares under this offering. We estimate that our expenses will total approximately $50,000. We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments to which those selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.


PENNY STOCK RULES / SECTION 15(G) OF THE EXCHANGE ACT

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses, and subsequently confirms to the customer, current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of, or prior to, the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, contact the NASD's toll free telephone number and the central number of the North American Administrators Association for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above described regulatory burdens.

                            DESCRIPTION OF SECURITIES

OUR COMMON STOCK

AUTHORIZED AND OUTSTANDING

Our authorized capital consists of 100 million shares of common stock, par value $.001 per share and 20 million shares of preferred stock. As of May 15, 2006, 14,420,870 shares of our common stock and an aggregate of 14,191,860 shares of our preferred stock were outstanding.

We have three series of preferred stock outstanding, our Series A Convertible Preferred Stock, our Series B Convertible Preferred Stock and our Series C Convertible Preferred Stock. All of the preferred stock is convertible on a 1:1 basis into common stock. The Series A Convertible Preferred Stock automatically converts upon effectiveness of this registration statement and the Series B and C Convertible Preferred Stock convert upon our successful completion of a financing in which we successfully raise at least $5,000,000. As of May 15, 2006, there were 10,357,000 shares of our Series A Preferred Stock outstanding, 2,536,000 shares of our Series B Preferred Stock outstanding and 1,298,860 shares of our Series C Preferred Stock outstanding.

VOTING RIGHTS

Holders of our preferred and common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the articles of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of a class of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

DIVIDENDS

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Delaware General Corporation Law does, however, prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

PREEMPTIVE RIGHTS

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

AMENDMENT OF OUR BYLAWS

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our board of directors.

OUR TRANSFER AGENT

We have retained American Stock Transfer & Trust Company as our transfer agent.


                                     EXPERTS

Our consolidated audited financial statements as of December 31, 2005, and for the period from December 21, 2004 (inception) through March 31, 2005, included in this prospectus have been so included in reliance on the report of Burr, Pilger & Mayer LLP, independent registered public accountants, given on the authority of said firm as experts in accounting and auditing.

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in us. Nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.


                                  LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Lehman & Eilen LLP, Uniondale, New York.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES; ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

     o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

     o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

     o effecting an acquisition that might complicate or preclude the takeover.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

     o the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

     o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

     o on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

     o    conducted himself or herself in good faith;

     o reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

     o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the period ended December 31, 2005.


We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

ADDITIONAL INFORMATION

Currently, we are not required to deliver our annual report to security holders. However, we will voluntarily send an annual report, including audited financial statements, to any shareholder that requests it. We are subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith will file reports, proxy statements and other information with the Commission and provide stockholders with the information required under the Securities Act of 1934.

We are filing this registration statement on form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in this registration statement are summaries of the material terms of the referenced contracts, agreements or documents of ours and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549: l-800-SEC-0330. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.

                                   PROSPECTUS

                       27, 098,742 SHARES OF COMMON STOCK

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Registered Public Accounting Firm       F-1

Consolidated Balance Sheets                                   F-2

Consolidated Statements of Operations                         F-3

Consolidated Statements of Stockholders' Equity               F-4

Consolidated Statements of Cash Flows                         F-5

Notes to Consolidated Financial Statements                    F-6 - F-17

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
Red Mile Entertainment, Inc.

We have audited the accompanying consolidated balance sheets of Red Mile Entertainment, Inc. and its subsidiaries (the "Company") as of December 31, 2005 and March 31, 2005, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the nine months ended December 31, 2005 and for the period from December 21, 2004 (inception) through March 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Red Mile Entertainment, Inc. and its subsidiaries as of December 31, 2005 and March 31, 2005, and the results of their operations and their cash flows for the nine months ended December 31, 2005 and for the period from December 21, 2004 (inception) through March 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a significant accumulated deficit and has sustained negative cash flows from operations since its inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


/s/ Burr, Pilger & Mayer LLP
San Francisco, California
February 20, 2006

                          RED MILE ENTERTAINMENT, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                    December 31,       March 31,
                                                                        2005             2005
                                                                   -------------      ----------
                                              ASSETS

Current assets
    Cash in bank                                                    $    560,413      $  302,280

    Marketable securities                                                 67,018         300,142

    Accounts receivable                                                  677,278         800,000

    Prepaid expenses                                                      26,914          21,298

    Licenses                                                                   -         322,205

    Software development costs                                         2,428,384       1,401,095
                                                                    ------------      ----------
 Total current assets                                                  3,760,007       3,147,020

 Property and equipment, net                                              23,780          46,127

 Other assets                                                            205,000          10,000
                                                                    ------------      ----------

 Total assets                                                       $  3,988,787      $3,203,147
                                                                    ============      ==========

                               LIABILITIES AND STOCKHOLDERS' DEFICIT

 Current liabilities

    Accounts payable                                                $    153,676      $  179,869

    Accrued liabilities                                                  658,099          61,834

    Deferred revenue - current                                         1,050,008         800,000
                                                                    ------------      ----------

 Total current liabilities                                             1,861,783       1,041,703
                                                                    ------------      ----------
Commitments and contingencies (see note 8)

    Redeemable, convertible preferred stock, no par
    value, authorized 12,000,000 shares and
    10,000,000 shares, respectively; issued and
    outstanding 10,357,000 and 6,600,000, respectively;
    the aggregate redemption value and liquidity
    preference $7,503,333 and  $4,632,083, respectively.              10,330,053       6,478,557
                                                                    ------------      ----------

Stockholders' deficit
    Common stock, no par value, authorized 100,000,000 shares;
     issued and outstanding 14,420,870 and 12,504,826, respectively      434,035          12,505

    Accumulated deficit                                               (8,637,084)     (4,329,618)
                                                                    ------------      ----------

 Total stockholders' deficit                                          (8,203,049)     (4,317,113)
                                                                    ------------      ----------

 Total liabilities, redeemable convertible preferred stock  and
   stockholders' deficit                                            $  3,988,787      $3,203,147
                                                                    ============      ==========

   The accompanying notes are an integral part of these financial statements.

                          RED MILE ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          For the period
                                                                         December 21, 2004
                                             Nine months                    (inception)
                                       ended December 31, 2005        through March 31, 2005
                                       -----------------------        ----------------------

Revenues                                      $  3,454,769                  $           -

Cost of sales                                    4,655,265                      1,937,359
                                             -------------                  -------------
Gross margin                                    (1,200,496)                    (1,937,359)
                                             -------------                  -------------

Operating expenses
  Research and development costs                   184,743                         89,437
  General and administrative costs                 975,672                        196,183
  Marketing and business development costs         479,025                        138,722
  Public shell acquisition costs                   467,530                             -
  Debt conversion inducement costs               1,000,000                      1,967,917
                                             -------------                  -------------
Total operating expenses                         3,106,970                      2,392,259
                                             -------------                  -------------

Loss before benefit from income taxes           (4,307,466)                    (4,329,618)

Income tax expense (benefit)                             -                             -
                                             -------------                  -------------

Net loss                                      $ (4,307,466)                 $  (4,329,618)
                                             =============                  =============


Basic loss per share                          $      (0.21)                 $       (0.40)

Diluted loss per share                        $      (0.21)                 $       (0.40)


Shares used in computing basic and
  diluted loss per share                        20,700,396                     10,855,396


   The accompanying notes are an integral part of these financial statements.

                          RED MILE ENTERTAINMENT, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                  Common Stock
                                           ---------------------------                           Total
                                            Number of                     Accumulated        Stockholders'
                                             Shares          Amount         Deficit             Deficit
                                          ------------     ----------    -------------     ----------------

Balance, December 21, 2004 (inception)             _        $      -      $        -        $         -

Common stock sold during theperiod         3,000,000           3,000               -              3,000

Stock issued in connection with            9,504,826           9,505               -              9,505
acquisition of assets

Net loss                                           -               -       (4,329,618)       (4,329,618)
                                          ----------        --------      -----------       -----------
Balance, March 31, 2005                   12,504,826          12,505       (4,329,618)       (4,317,113)

Common stock issued in connection
with two acquisitions                      1,916,044         421,530               -            421,530

Net loss                                           -               -       (4,307,466)       (4,307,466)
                                          ----------        --------      -----------       -----------
Balance, December 31, 2005                14,420,870        $434,035      $(8,637,084)      $(8,203,049)
                                          ==========        ========      ===========       ===========


   The accompanying notes are an integral part of these financial statements.

                          RED MILE ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    For the period
                                                                                   December 21, 2004
                                                               Nine months            (inception)
                                                        ended December 31, 2005  through March 31, 2005
                                                        -----------------------  ------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                               $(4,307,466)                (4,329,618)
      Adjustments to reconcile net loss to net
           cash used in operating activities
        Depreciation                                              43,860                     13,648
        Amortization of software development costs              2,515,49                          -
        Debt conversion inducement costs                       1,000,000                  1,967,917
        Impairment of software development costs               1,554,205                  1,937,359
        Public shell acquisition cost                            467,530                          -
      Changes in current assets and liabilities
        Accounts receivable                                      122,722                   (800,000)
        Prepaid expenses                                          (5,616)                   (21,298)
        Licenses                                                 322,205                   (322,205)
        Software development costs                            (4,942,989)                (1,476,866)
        Other assets                                            (195,000)                   (10,000)
        Accounts payable                                         (26,193)                   179,869
        Accrued liabilities                                      526,265                     61,834
        Deferred revenue                                         250,008                    800,000
                                                              ----------                -----------
                   Net cash used in operating activities      (2,674,974)                (1,999,360)
                                                              ----------                -----------
CASH FLOWS FROM INVESTING ACTIVITIES
         Purchases of marketable securities                     (616,876)                  (450,286)
         Sales of marketable securities                          850,000                    150,144
         Acquisition of property and equipment                   (21,513)                   (59,775)
         Amount paid related to public shell acquisition        (130,000)
                                                              ----------                -----------
           Net cash from investing activities                     81,611                   (359,917)
                                                              ----------                -----------
CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from sales of preferred stock                   1,871,250                  2,780,000
      Proceeds from sales of common stock                              -                      3,000
      Cost of redeemable preferred stock issuances               (19,754)                  (121,443)
      Proceeds from issuances of convertible debt              1,000,000                          -
                                                              ----------                -----------
                   Net cash provided by financing activities   2,851,496                  2,661,557

NET INCREASE IN CASH                                             258,133                    302,280

CASH, beginning of period                                        302,280                          -
                                                              ==========                ===========
CASH, end of period                                           $  560,413                $   302,280
                                                              ==========                ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
        Cash paid for interest expense and taxes              $        -                 $        -

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING TRANSACTIONS
        Conversion of convertible debt to preferred stock     $1,000,000                 $        -
        Shares issued - public shell acquisition              $  267,530                 $        -
        Shares issued - 2WG acquisition                       $  154,000                 $        -
        Cash due - public shell acquisition                   $   70,000                 $        -
        Shares issued - acquisition of Fluent assets          $        -                 $    9,505
        Debt acquired - acquisition of assets                 $        -                 $1,852,083

   The accompanying notes are an integral part of these financial statements.

                          RED MILE ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2005 and MARCH 31, 2005

     NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BUSINESS - Red Mile Entertainment, Inc. ("Red Mile" or "the Company") was incorporated in Florida in December 2004. Red Mile is a developer and distributor of entertainment software across multiple hardware platforms, with a focus on creating intellectual properties and partnering with owners of intellectual properties and licenses. The Company is developing products in the strategy, lifestyle and action/adventure game categories. Red Mile licenses its games with major international game distributors in exchange for payment to Red Mile of either development fees or guaranteed minimum royalties. The guaranteed minimum royalties are recoupable by the partner against royalties computed under the various agreements. Once the partner recoups the guaranteed minimum royalties, Red Mile is entitled to additional royalties as computed under the agreements. The Company operates in one business segment. During the period ended March 31, 2005, the Company was a development stage company. The losses and accumulated deficit of $4,329,618 incurred through March 31, 2005, represent the losses accumulated during the development stage.

         GOING CONCERN - The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses since inception of $8,637,084 at December 31, 2005, and has incurred negative cash flows from operations.

         Company shipped its first products in August and September generating its initial revenue. The Company expects that sales growth from existing as well as new products will continue. The continuation of the Company as a going concern is dependent upon the continued financial support of current shareholders and new investors, of which management cannot make any assurances.

         The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities or any other adjustment that might result from these uncertainties.

         PRINCIPALS OF CONSOLIDATION - The consolidated financial statements of Red Mile include the accounts of the Company, two wholly-owned inactive subsidiaries and its wholly-owned subsidiary, 2WG Media, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES - The Company considers all highly liquid investments purchased with an original maturity of three months or less and money market funds to be cash equivalents.

         Marketable securities generally mature between three and twelve months. All our short-term investments are classified as available for sale and are carried at their fair market value.

                          RED MILE ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2005 and MARCH 31, 2005


         CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject us to concentration of credit risk consist of temporary cash investments and accounts receivable. During the periods ended December 31, 2005 and March 31, 2005 we had deposits in excess of the Federal Deposit Insurance Corporation ("FDIC") limit at one U.S. based financial institution. At December 31, 2005 and March 31, 2005 Red Mile had uninsured bank balances and certificates of deposit totaling approximately $525,000 and $528,000, respectively.

         LICENSES - Licenses represent advances on future royalties paid to intellectual property rights holders for use of their trademarks, copyrights, software, technology or other intellectual property or proprietary rights in the development of our products. Depending upon the agreement with the rights holder, we may obtain the rights to use acquired intellectual property in multiple products over multiple years, or alternatively, for a single product.

         We evaluate the future recoverability of capitalized intellectual property licenses on a quarterly basis or when events or circumstances indicate the capitalized license may not be recoverable. The recoverability of capitalized intellectual property license costs is evaluated based on the expected performance of the specific products in which the licensed trademark or copyright is to be used. As our intellectual property licenses extend for multiple products over multiple years, we also assess the recoverability of capitalized intellectual property license costs based on certain qualitative factors such as the success of other products and/or entertainment vehicles utilizing the intellectual property, whether there are any future planned theatrical releases or television series based on the intellectual property and the rights holder's continued promotion and exploitation of the intellectual property. Prior to the related product's release, we expense, as part of cost of sales -- intellectual property licenses or capitalized intellectual property costs when we believe such amounts are not recoverable. Capitalized intellectual property costs for those products that are cancelled or abandoned are charged to product development expense in the period of cancellation. Criteria used to evaluate expected product performance include: historical performance of comparable products using comparable technology; orders for the product prior to its release; and estimated performance of a sequel product based on the performance of the product on which the sequel is based.

         Commencing upon the related product's release, capitalized intellectual property license costs are amortized to cost of sales -- based on the agreed upon royalty rates. As intellectual property license contracts may extend for multiple years, the amortization of capitalized intellectual property license costs relating to such contracts may extend beyond one year. For intellectual property included in products that have been released and unreleased products, we evaluate the future recoverability of capitalized amounts on a quarterly basis. The primary evaluation criterion is actual title performance.

         Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized costs. In evaluating the recoverability of capitalized costs, the assessment of expected product performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual product sales are less than, and/or revised forecasted or actual costs are greater than, the revenue required to amortize the remaining licensing costs could result in an impairment charge. Additionally, as noted above, as many of our intellectual property licenses extend for multiple products over multiple years, we also assess the recoverability of capitalized intellectual property license costs based on certain qualitative factors such as the success of other products and/or entertainment vehicles utilizing the intellectual property, whether there are any future planned theatrical releases or television series based on the intellectual property and the rights holder's continued promotion and exploitation of the intellectual property. Material differences may result in the amount and timing of charges for any period if management makes different judgments or utilizes different estimates in evaluating these qualitative factors.

                          RED MILE ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2005 and MARCH 31, 2005

         SOFTWARE DEVELOPMENT COSTS - Software development costs include milestone payments to independent software developers and other third parties under development contracts.

         Software development costs are accounted for in accordance with Statement of Financial Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed".

         Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable. For products where proven technology exists, this may occur very early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Capitalized costs for those products that are cancelled or abandoned are charged immediately to product development costs. The recoverability of capitalized software is evaluated based on the expected performance of the specific products for which the costs relate.

         Commencing upon product release, capitalized software development costs are amortized to cost of sales using the ratio of total current unit shipments to total projected unit shipments. For products that have been released in prior periods, we evaluate the future recoverability of capitalized amounts on a quarterly basis or when events or circumstances indicate the capitalized license may not be recoverable. The primary evaluation criterion is actual title performance.

         Significant management judgments and estimates are utilized in the assessment of when technological feasibility is established, as well as in the ongoing assessment of the recoverability of capitalized costs. In evaluating the recoverability of capitalized costs, the assessment of expected product performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual product sales are less than and/or revised forecasted or actual costs are greater than the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the respective assets ranging from one to three years. Salvage values of these assets are not considered material. Repairs and maintenance costs that do not increase the useful lives and/or enhance the value of the assets are charged to operations as incurred.

         OTHER INVESTMENT - We have a capital investment and hold a minority interest in a third party developer in connection with entertainment software products to be developed by the developer for us. We account for this capital investment using the cost method as we do not have the ability to exercise significant influence over the developers overall operation. At December 31, 2005, we owned 13% of the company.

         REVENUE RECOGNITION - Red Mile's revenue recognition policies are in accordance with the AICPA Statement of Position ("SOP") 97-2 "Software Revenue Recognition" as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" and SOP 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts."

         In many cases, Red Mile receives minimum guaranteed royalties from the co-publisher or distributor prior to delivery of the products. Pursuant to SOP 81-1, the completed contract method of accounting is used as these minimum guarantee royalties usually do not become non-refundable until the co-publisher or distributor accepts the completed product. These receipts are credited to deferred revenue when received. Revenues are recognized as the product is shipped and actual royalties are earned. Periodically we review the deferred revenue and, when the product is no longer being actively sold by the co-publisher or distributor or when our forecasts show that a portion of the revenue will not be earned out, this excess is taken into revenue. As of December 31, 2005, no unearned fees have been included in revenue.

         Our co-publishers will reserve a portion of their estimated sales for returns. Red Mile books the same reserve factor as the co-publisher in determining royalty revenues.

                          RED MILE ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2005 and MARCH 31, 2005

         ADVERTISING EXPENSES - We expense advertising costs as incurred and are included in Marketing and Business Development Costs. There were no advertising costs in the periods ended December 31, 2005 or March 31, 2005.

         INCOME TAXES - The Company accounts for income taxes using an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at applicable enacted tax rates. A valuation allowance is required against deferred tax assets if, based on the weight of available evidence, it is unlikely that the net deferred tax asset will be realized.

         FOREIGN CURRENCY TRANSLATION - The functional currency of our foreign subsidiary is its local currency. All assets and liabilities of our foreign subsidiary are translated into U.S. dollars at the exchange rate in effect at the end of the period, and revenue and expenses are translated at weighted average exchange rates during the period. The resulting translation adjustments are reflected as a component of accumulated other comprehensive income (loss) in shareholders' equity. The functional currency of the Company's assets and liabilities denominated in foreign currencies is the US dollar. Our foreign subsidiary was set up in May, 2005 and is not yet operating. As a result no other comprehensive income (loss) has accumulated.

         STOCK-BASED COMPENSATION PLANS - The Company accounts for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are issued to other than employees for acquiring, or in conjunction with selling, goods or services" ("EITF 96-18"). The Company has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," as amended by No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the deemed intrinsic value of the Company's stock and exercise price. Stock options issued to non-employees are accounted for in accordance with SFAS 123 and EITF 96-18. The following table illustrates the effect on net income and loss per share if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.



                                                                    For the nine months ended        Period ended
                                                                          December 31, 2005        March 31, 2005
                                                                    -------------------------      ---------------
         Net loss, as reported                                             $(4,307,466)             $(4,329,618)

         Add: Stock-based employee compensation expense
             included in net income, net of related tax effects                    -                        -
         Deduct: Total stock-based employee compensation
            determined under fair value based method for all
            awards, net of related tax effects                                     -                        -
                                                                           -----------             ------------
         Pro forma net loss                                                $(4,307,466)            $ (4,329,618)
                                                                           ===========             ============

         Reported net loss per share - basic and diluted                   $     (0.21)            $      (0.40)
                                                                           ===========             ============

         Pro forma net loss per share - basic and diluted                  $     (0.21)            $      (0.40)
                                                                           ===========             ============


                          RED MILE ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2005 and MARCH 31, 2005

         The fair value of employee options granted in the period ended December 31, 2005 has been estimated at the date of grant using the minimum value method with the following weighted average assumptions:

         Expected life (in years)              5

         Risk free rate of return           4.30%

         Volatility                            0%

         Dividend yield                        -

         For purposes of the above pro forma disclosure, the fair value of options granted is amortized to stock-based employee compensation cost over the period(s) in which the related employee services are rendered.

         At December 31, 2005, 782,978 Common stock warrants and options have been granted to non-employees. In accordance with EITF No. 96-18, "Accounting for Equity Instruments that are issued to Other Than Employees for Acquiring or in Connection With Selling Goods or Services," the fair value of common stock and warrants granted is determined as of the measurement date and is capitalized and amortized over the service period of the option or warrant. Using the Black Scholes options pricing model, the fair value was calculated at zero.

         LOSS PER SHARE - We computed basic and diluted loss per share amounts pursuant to the Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon on exercise of stock options and warrants (using the treasury stock method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. The following table summarizes the weighted average shares outstanding:

                                                            Nine months ended        Period ended
                                                            December 31, 2005       March 31, 2005
                                                            -----------------       ---------------
         Basic weighted average shares outstanding              20,700,396             10,855,396
         Total stock options outstanding                         1,342,978                      -
         Less: anti-dilutive stock options due to loss          (1,342,978)            (        -)
         Total warrants outstanding                              8,007,000              1.779,999
         Less: anti-dilutive warrants due to loss               (8,007,000)            (1,779,000)
                                                               -----------             ----------
         Diluted weighted average shares outstanding            20,700,396             10,855,396
                                                                ==========             ==========

         RECENT ACCOUNTING PRONOUNCEMENTS

         SFAS 123R

         In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment," which revises SFAS No. 123. SFAS No. 123R is effective for annual periods that begin after December 15, 2005 and requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. This expense will be recognized over the period during which an employee is required to provide services in exchange for the award. The Company has yet to evaluate the effects of SFAS No. 123R on the consolidated financial statements.

         SAB 107

         In March 2005, the SEC issued Staff Accounting Bulletin ("SAB") No. 107, which expresses the views of the SEC regarding the interaction between SFAS No. 123R and certain SEC rules and regulations. SAB No. 107 provides guidance related to the valuation of share-based payment arrangements for public companies, including assumptions such as guidance related to share-based payment transactions with non-employees, expected volatility, expected term and the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R. The Company will apply the principles of SAB 107 in conjunction with its adoption of SFAS No. 123R.

         EITF 04-1

         In October 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force ("EITF") on Issue 04-1, Accounting for Preexisting Relationships between the Parties to a Business Combination ("EITF 04-1"). EITF 04-1 requires that a business combination between two parties that have a preexisting relationship be evaluated to determine if a settlement of a preexisting relationship exists. EITF 04-1 also requires that certain reacquired rights (including the rights to the acquirer's trade name under a franchise agreement) be recognized as intangible assets apart from goodwill. However, if a contract giving rise to the reacquired rights includes terms that are favorable or unfavorable when compared to pricing for current market transactions for the same or similar items, EITF 04-1 requires that a settlement gain or loss should be measured as the lesser of (i) the amount by which the contract is favorable or unfavorable to market terms from the perspective of the acquirer or (ii) the stated settlement provisions of the contract available to the counterparty to which the contract is unfavorable. EITF 04-1 was effective prospectively for business combinations consummated in reporting periods beginning after October 13, 2004 (our fiscal quarter beginning January 1, 2005). The adoption of EITF 04-1 did not have a material impact on our consolidated balance sheet or statement of operations.


NOTE 2 - MARKETABLE SECURITIES

         The value of the Company's investments by major security type is as follows:

                                                        Unrealized   Unrealized      Fair
                                               Cost        Gain        Losses        Value
                                             --------   ----------   ----------   ----------
         Value
         December 31, 2005
              Certificates of deposit        $ 67,018   $       -    $      -     $   67,018
                                             ========   ==========   ==========   ==========
         March 31, 2005
              Certificates of deposit        $300,142   $       -    $      -     $  300,142
                                             ========   ==========   ==========   ==========

         Debt securities include certificates of deposit with original maturities of greater than 90 days.

NOTE 3 - LICENSES AND SOFTWARE DEVELOPMENT COSTS

         In the period ended December 31, 2005, amortization of software development costs amounted to $2,515,495. There was no amortization during the period ended March 31, 2005. In addition, we determined that the combined capitalized software costs and license fees related to one game under development exceeded the forecasted net revenue and charged the excess $1,554,205 to Cost of Sales. During the period ended March 31, 2005, we cancelled one project under development and took a charge of $1,937,359 to Costs of Sales.

                                                         Nine months ended     Period ended
                                                         December 31, 2005    March 31, 2005
                                                         -----------------   ---------------
             Beginning balance                              $ 1,723,300        $         -
             Capitalized licenses and software
                development costs                             4,774,784          3,660,659
             Impairment of software development costs        (1,554,205)        (1,937,359)
             Amounts amortized to cost of sales              (2,515,495)                 -
                                                            -----------        -----------
             Ending balance                                 $ 2,428,384        $ 1,723,300
                                                            ===========        ===========

                          RED MILE ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2005 and MARCH 31, 2005

NOTE 4 - PROPERTY AND EQUIPMENT, NET

         Property and equipment, net was comprised of the following:

                                                                         2005
                                                       --------------------------------------
                                                        December 31,                March 31,
                                                       -------------              -----------
           Computer equipment                            $ 66,996                 $  45,483
           Office furniture and other equipment            14,292                    14,292
                                                         --------                 ---------
           Total cost of property and equipment            81,288                    59,775
           Less accumulated depreciation                  (57,508)                  (13,648)
                                                         --------                 ---------
           Property and equipment, net                   $ 23,780                 $  46,127
                                                         ========                 =========

         Depreciation expense for the periods ended December 31, 2005 and March 31, 2005 were $43,860 and $13,648, respectively.

NOTE 5 - ACCRUED LIABILITIES

                                                                       2005
                                                       ------------------------------------
                                                       December 31,               March 31,
                                                       -----------               ----------
           Accrued royalties payable                     $ 343,067                     -
           Accrued liability for purchase of Edmonds 1      70,000                     -
           Accrued professional fees                        65,350                     -
           Accrued milestone payments to developers         55,000                     -
           Accrued Bonuses                                  54,500                     -
           Accrued paid time off                            44,274               $  46,118
           Accrued payroll taxes                            14,948                  15,716
           Other                                            10,960                     -
                                                         ---------               ---------
           Total                                         $ 658,099               $  61,834
                                                         =========               =========

NOTE 6 - DEFERRED REVENUE

                                                                        2005
                                                       -----------------------------------
                                                       December 31,              March 31,
                                                       ------------              ---------
           Heroes of the Pacific                       $ 1,037,508                     -
           GripShift                                         -                   $ 800,000
           Disney's Aladdin Chess Adventure                 12,500                     -
                                                       -----------               ---------
           Total                                       $ 1,050,008               $ 800,000
                                                       ===========               =========

NOTE 7 - INCOME TAXES

         The provision for taxes on income was comprised of the following:

                                                                        2005
                                                       -------------------------------------
                                                       December 31,                March 31,
                                                       -------------             -----------
         Current:
           Federal                                             -                           -
           State                                               -                           -
           Foreign                                             -                           -
                                                         ---------               -----------
           Total provision                                     -                           -
                                                         =========               ===========



                          RED MILE ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2005 and MARCH 31, 2005

           Deferred tax balances consist of the following:
                                                          2005
                                         -------------------------------
                                         December 31,           March 31,
                                         -----------           ----------
           Current tax assets:
           Accrued paid time off         $    16,000            $  18,000
           Net operating loss              2,243,000              922,000
                                         -----------            ---------
           Total current tax assets        2,259,000              940,000
                                         -----------            ---------

           Net current tax asset           2,259,000              940,000
           Valuation allowance            (2,259,000)            (940,000)
                                         -----------            ---------
           Net deferred tax assets       $       -              $     -
                                         ===========            =========

         At December 31, 2005, the Company had an operating loss carry forward of approximately $5,631,000 for federal and state tax purposes which begin to expire in 2024 and 2014, respectively. Use of the net operating losses may be limited in the event of an ownership change as defined by the Internal Revenue Code. The valuation allowance increased by $1,319,000 and $940,000 for the periods ending December 31, 2005 and March 31, 2005, respectively.

         The effective tax rate differs from the federal statutory rate for the period ended December 31, 2005 and March 31, 2005 as follows:

                                                                      2005
                                                           --------------------------
                                                           December 31,     March 31,
                                                           ------------   -----------
         Federal tax at 35% statutory rate                 $(1,509,000)   $(1,515,000)
         State tax, net of federal allowance                  (251,000)      (252,000)
         Permanent difference related to debt inducement       400,000        787,000
         Valuation allowance                                 1,319,000        940,000
         Other                                                  41,000         40,000
                                                           -----------     ----------
         Total income tax provisions (Benefit)             $       -       $     -
                                                           ===========     ==========

NOTE 8 - CONTRACTUAL OBLIGATIONS

         Developer and Intellectual Property Contracts

         In the normal course of business we enter into contractual arrangements with third-parties for the development of products, as well as for the rights to intellectual property. Under these agreements, we commit to provide specified payments to a developer, or intellectual property holder, based upon contractual arrangements. Typically, the payments to third-party developers are conditioned upon the achievement by the developers of contractually specified development milestones. These payments to third-party developers and intellectual property holders typically are deemed to be advances and are recoupable against future royalties earned by the developer or intellectual property holder based on the sale of the related game. Assuming all contractual provisions are met, the total future minimum contract commitment for contracts in place as of December 31, 2005 is approximately $3,555,500, which is scheduled to be paid as follows:

                           Year ended December,
                           --------------------
                           2006                           $  1,277,500
                           2007                              2,278,000
                                                          ------------
                           Total                          $  3,555,500
                                                          ============

                          RED MILE ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2005 and MARCH 31, 2005

         Lease Commitments

         Operating Leases - Red Mile leases its office space under a twenty-five month lease expiring March 2007 with monthly base rental of $5,000 until April 2006 and $6,000 thereafter. Rent expense for the nine months ended December 31, 2005 and for the period from December 21, 2004 (inception) to March 31, 2005 was $45,000 and $5,000, respectively.

         The minimum future lease payments for the above lease as of December 31, 2005 were as follows:

                           Year ended March 31,
                           ---------------------
                           2006                       $ 15,000
                           2007                         72,000
                                                        ------
                           Total                       $87,000
                                                       =======


NOTE 9 - REDEEMABLE, CONVERTIBLE PREFERRED STOCK

         In January 2005, the Company assumed the secured debt in a third party of $1,852,000 in exchange for certain licenses and products development assets. The Company then retired the secured debt by issuing 3,820,000 shares of our Series A Convertible Preferred Stock and took a charge to earnings of $1,967,917 for debt inducement conversion costs.

         During the period December 21, 2004 through March 31, 2005, the Company sold 2,780,000 shares of Series A Convertible Preferred Stock together with warrants to purchase 1,529,000 shares of the company's common stock for $2,780,000. The warrants have a strike price of $1.10 per share and expire on January 31, 2007.

         In September 2005, the Company converted a loan of $1,000,000 into 2,000,000 shares of Series A Convertible Preferred Stock. In connection with this conversion, the company took a charge to earnings of $1,000,000 for debt inducement conversion costs. In addition, in order to obtain approval of this transaction from the existing Series A Convertible Preferred Stock, the Company issued warrants to purchase shares of the company's common stock as follows:

                                          Strike           Number of
                  Expiring December 31,    Price             shares
                  ---------------------  ---------        -----------
                  2006                     $1.25           1,943,331
                  2007                     $1.50           1,943,333
                  2008                     $1.75           1,943,336
                                                           ---------
                     Total                                 5,830,000
                                                           =========

         Using the Black Scholes options pricing model, all warrants outstanding had a fair value of zero.

         In September through December 2005, the Company issued 1,757,000 of Series A Convertible Preferred Stock for $1,871,250.

         The Series A Convertible Preferred Stock is convertible on a 1:1 basis into common stock on one of three events. These events are the merger or other combination of the Company with an entity reporting under the Securities Exchange Act of 1934; the Company filing a registration statement with the United States Securities and Exchange Commission; or the holders of at least 50% of the outstanding shares of Series A Convertible Preferred Stock vote in favor of such conversion.

         The Series A Convertible Preferred Stock has a preference such that in the event of any liquidation or winding up of the Company, the holders of the Series A Convertible Preferred Stock would be entitled to receive in preference to the holders of the Common Stock an amount equal to an amount to their Original

                          RED MILE ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2005 and MARCH 31, 2005


         Purchase Price, plus any declared and unpaid dividends. After the payment of the Liquidation Preference to the holders of the Series A Convertible Preferred Stock, the remaining assets shall be distributed ratably to the holders of Common Stock and the Series A Convertible Preferred Stock until the Series A Convertible Preferred Stock holders have received three times their original investment. All remaining assets, if any, would then be distributed to the holders of Common Stock.

NOTE 10 - COMMON STOCK

         On December 24, 2004, the Company issued 3,000,000 of its common stock to founders for cash of $3,000.

         In connection with the purchase of certain assets and taking responsibility for certain liabilities of Fluent Entertainment, Inc., we issued a total of 9,504,826 shares. Included in the assets acquired were three games under development - Jackass, Crusty demons and GripShift - and related licenses. Subsequently the Jackass game development project was terminated and restarted with a new developer.

         In October 2005, we acquired Edmonds 1, Inc. for 1,216,024 shares of common stock, warrants to purchase 398,000 shares of common stock and $200,000. At December 31, 2005, $130,000 of this had been paid. The remaining $70,000 is due upon completion of additional fund raising.

         In December 2005, we acquired 2WG Media, Inc. for 700,000 shares of common stock.


NOTE 11 - STOCK OPTIONS AND STOCK COMPENSATION

         On April 8, 2005, the Board of Directors approved the Red Mile Entertainment 2005 Stock Option Plan which permits the Board to grant to officers, directors, employees and third parties incentive stock options ("ISOs"), non-qualified stock options, restricted stock and stock appreciation rights ("SARs"). Under this plan, options for 2,000,000 shares of common stock are reserved for issuance.

                                          Nine months ending   Wtd Ave  Period ending    Wtd Ave
                                          December 31, 2005   Ex Price  March 31, 2005  Ex Price
                                          -----------------   --------  --------------  --------
         Outstanding beginning of period              -                         -
         Granted                                 1,342,978     $ 0.27           -
         Exercised                                    -                         -
         Forfeited                                    -                         -
                                                 ---------     ------       -------
         Outstanding end of year                 1,342,978     $ 0.27           -
                                                 =========     ======       =======

         Exercisable at end of period              256,204     $ 0.32           -
                                                 =========     ======       =======
         Options available for future grant        657,022
                                                 =========

         In the case where shares have been granted to third parties, the fair value of such shares is recognized as an expense over the service period. The fair value was estimated at zero using the minimum value method.

         Options have been issued with exercise prices of between $0.22 and $0.50 per share. All options outstanding have a fair value of zero using the minimum value method.

NOTE 12 - CONCENTRATIONS

         Customer base

         Our customer base includes publishers of video games in the United States and Europe. We review the credit worthiness of our customers and do not believe that we need allowances for potential credit losses at

                          RED MILE ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2005 and MARCH 31, 2005

         December 31, 2005. The receivables recorded from our customers are net of their reserves for uncollectible accounts from their customers. As of December 31, 2005, we had two customers who accounted for 80.7% and 18.5% of accounts receivables, respectively and in the period ended December 31, 2005 we had three customers who accounted for 39.0%, 32.6% and 27.9% of revenue. As of March 31, 2005, we had one customer who accounted for 100% of our accounts receivable.

Operations by Geographic Area

         Our products are sold in North America and Europe through third-party licensing arrangements. During the nine months ended December 31, 2005 we derived $2,108,120 of revenue from North America and $1,346,649 from Europe.

         Location of assets

         Substantially all the Company's tangible assets are located at its corporate offices in Northern California.


NOTE 13 - ACQUISITIONS

         Acquisition of Edmond 1, Inc.

         On October 20, 2005, we acquired one hundred percent of the outstanding stock of Edmonds 1, Inc. in exchange for $130,000 payable immediately, $70,000 to be paid upon the Company raising $2 million in additional equity, 1,216,044 shares of common stock, valued at $267,530 and warrants to purchase 398,000 shares of common stock. The value of the shares issued was determined by an independent third party. Using the Black Scholes pricing model, all the warrants had a fair value of zero. Edmonds 1 is a non-trading, registered reporting company with the Securities and Exchange Commission. The acquisition was made to facilitate Red Mile becoming a publicly reporting company. SFAS No. 141 applies to the acquisition of a business. At the time of the transaction, Edmonds 1, Inc. was a non-operating public shell corporation, and therefore not a business. For reporting purposes, the transaction is treated as a capital transaction where the acquiring corporation issued stock and cash for non-monetary assets of the shell corporation. The accounting is similar in form to a reverse acquisition, except that goodwill or other intangibles is not recorded. Accordingly the fair value of the consideration paid was expensed as "Public shell acquisition costs" in the Statement of Operations.

         The warrants issued were as follows:
                                                Strike          Number of
                  Expiring                       Price        common shares
                  --------                       -----      -----------------
                  December 31, 2006             $1.25             102,000
                  January 31, 2007               1.10              92,000
                  December 31, 2007              1.50             102,000
                  December 31, 2008              1.75             102,000
                                                                  -------
                     Total                                        398,000
                                                                  =======

Acquisition of 2WG Media, Inc.

         On September 1, 2005 we co-founded 2WG Media, Inc. In exchange for our commitment to fund up to $500,000 to be used for operating expenses and product development, we received a 39.9% interest. 2WG LLC co-founded the company with us and contributed two P.C. based video games under development for their 60.1% interest. The company's initial focus is to bring the games under development to market and to seek additional P.C. based games for distribution.

                          RED MILE ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2005 and MARCH 31, 2005

         On December 21, 2005, we acquired the remaining 60.1% of 2WG Media, Inc. ("2WG") which we did not previously own. We paid 700,000 shares of Red Mile common stock, valued at $0.22 per share ($154,000), for these shares. 500,000 of these shares are subject to earn out based on revenues and gross profits over the fifteen months ended March 31, 2007. The value of the shares issued was determined by an independent third party. The purchase price was allocated to two products under development by 2WG. We anticipate that these costs will be amortized within the next twelve months, as the products ship. No goodwill has been recorded. 2WG is an early stage company developing personal Computer ("P.C.") based video games and DVD games. We acquired 2WG as we believe the games being developed by 2WG are complementary to the Company's games. In addition, the CEO of 2WG has taken on the additional responsibility of VP of Sales and Business Development for Red Mile. As Red Mile controlled the operations of 2WG, 2WG's results from September 1, 2005 (inception) through December 31, 2005 have been consolidated within the Red Mile results. At the date of acquisition 2WG's only significant assets were the two games under development where it had paid $62,500 in prepaid royalties to the developers. It's only significant liability was the loan from Red Mile of approximately $139,000, which was eliminated in consolidation. 2WG lost approximately 77,000 in the period September 1, 2005 through December 31, 2005. This loss was included in Red Mile's consolidated loss for the period ended December 31, 2005.

NOTE 14 - SUBSEQUENT EVENTS (UNAUDITED)

         On May 3, 2006, we entered into and closed upon a Merger Agreement among Red Mile Entertainment, Inc., a Delaware corporation formerly known as Edmonds 1, Inc (Red Mile-Edmonds) whereby Red Mile-Edmonds merged with and into us with Red Mile-Edmonds becoming the surviving legal entity and Red Mile became the surviving entity for accounting purposes. In accordance with the merger agreement, our separate existence ceased and all outstanding shares of our capital stock were automatically exchanged for an equal number of shares of Red Mile-Edmonds. Prior to the merger, Red Mile-Edmonds was a shell company as defined in Rule 12b-2 of the Securities Exchange Act of 1934.


         In March and May 2006, Red Mile issued 2,536,000 investment units outside the U.S. to thirty two non U.S. investors for $3,170,000. A unit consisted of one share of Series B Convertible Preferred stock and a warrant to purchase an additional share of Series B Convertible Preferred stock before May 1, 2008 for $1.50 per share.


         From January through March 2006, Red Mile issued 998,860 investment units outside the U.S. to twenty seven non U.S. investors for $1,248,575. A unit consisted of one share of Series C Convertible Preferred stock and a warrant to purchase an additional share of Series C Convertible Preferred stock before May 1, 2008 for $1.50 per share.


         In addition, From March through the beginning of May 2006, nine US investors purchased 300,000 units for a total of $375,000. A unit consisted of one share of Series C Convertible Preferred stock and a warrant to purchase an additional share of Series C Convertible Preferred stock before May 1, 2008 for $1.50 per share.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

     o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

     o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

     o effecting an acquisition that might complicate or preclude the takeover.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

     o the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

     o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

     o on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

     o    conducted himself or herself in good faith;

     o reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

     o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders. The estimated expenses of issuance and distribution are set forth below:

         Registration fees                           $ 3,600

         Transfer agent fees                         $ 5,000

         Costs of printing and engraving             $ 5,000

         Legal fees                                  $25,000

         Accounting Fees                             $ 5,000

         Miscellaneous                               $ 5,000
                                                     -------
         Total estimated costs of offering           $48,600


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In December 2004, our predecessor in interest, Red Mile-Florida, issued 3,000,000 shares of common stock to fifteen founders in consideration for a total of $3,000 and for services in connection with Red Mile-Florida's formation and organization. These fifteen founders were Chester Aldridge, Mike Troy, Ed Roffman, Joe Abrams, Todd Weimer, Stacey Hirata, Don Prestige, Tony Shapiro, Julie Marzoff, Mary Hubert, Todd Dunderdale, Chuck Muncie, Rick Mattis, Don Hicks, and Bruce Curlock. This offering and sale of shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance did not involve a public offering. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. Our predecessor in interest, Red Mile-Florida, did not undertake an offering in which our predecessor in interest, Red Mile-Florida, sold shares to a large number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.


From December 2004 through March 2005, our predecessor in interest, Red Mile-Florida, issued to Tiger Paw Capital, Inc., Michael Hart and Victor Choy a total of 2,780,000 investment units at $1.00 per unit. Each investment unit consisted of one share of Preferred A Convertible Stock and a warrant to purchase .55% of a share of common stock. This offering and sale of units qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance did not involve a public offering. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. Our predecessor in interest, Red Mile-Florida, did not undertake an offering in which our predecessor in interest, Red Mile-Florida, sold units to a large number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Regisgtrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In January 2005, our predecessor in interest, Red Mile-Florida, issued a total of 3,820,000 shares of Preferred A Convertible Stock to DMH Family L.P. and Joe Abrams in exchange for $1.8 million in secured debt of Fluent Entertainment, Inc. ("Fluent") This offering and sale of Preferred A Convertible Stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance did not involve a public offering. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to one entity and because of the manner of the offering. Our predecessor in interest, Red Mile-Florida, did not undertake an offering in which our predecessor in interest, Red Mile-Florida, sold shares to a large number of investors. In addition, this entity had the necessary investment intent as required by Section 4(2) since it agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under
Section 4(2) of the Securities Act of 1933 for this transaction.


In February 2005, our predecessor in interest, Red Mile-Florida, issued 7,826,283 shares of common stock to Fluent partially in exchange for certain assets of Fluent, including the title to three video games in development and an additional 273,717 shares to settle certain debts of Fluent. This offering and sale of shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance did not involve a public offering. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to one entity and because of the manner of the offering. Our predecessor in interest, Red Mile-Florida, did not undertake an offering in which our predecessor in interest, Red Mile-Florida, sold shares to a large number of investors. In addition, this entity had the necessary investment intent as required by Section 4(2) since it agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.


In September 2005, our predecessor in interest, Red Mile-Florida, issued 2,000,000 shares of Preferred A Convertible Stock outside the U.S. to one non-US investor in exchange for $1,000,000. This offering and sale of Preferred A Convertible Stock qualified for exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 since the issuance did not involve a public offering and was made outside the U.S to a Non-U.S. Person. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to one person and because of the manner of the offering. Our predecessor in interest, Red Mile-Florida, did not undertake an offering in which our predecessor in interest, Red Mile-Florida, sold shares to a large number of investors. In addition, this entity had the necessary investment intent as required by Section 4(2) since it agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 for this transaction.


In September and October 2005, our predecessor in interest, Red Mile-Florida, issued 1,300,000 shares of Preferred A Convertible Stock. Of this 1,250,000 were issued outside the U.S. to 15 non U.S. investors for $1.25 million. In addition, one U.S. investor invested $50,000. This offering and sale of Preferred A Convertible Stock qualified for exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 since the issuance did not involve a public offering and was made outside the U.S to a Non-U.S. Person. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. Our predecessor in interest, Red Mile-Florida, did not undertake an offering in which our predecessor in interest, Red Mile-Florida,sold shares to a large number of investors. In addition, these investors had the necessary investment intent as required by
Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under
Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 for this transaction.


In December 2005, our predecessor in interest, Red Mile-Florida, issued 457,000 investment units outside the U.S. to six non U.S. investors for $571,250. A unit consisted of one share of Series A Convertible Preferred stock and a warrant to purchase an additional share of common stock before May 1, 2008 for $1.50 per share. This offering and sale qualified for exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 since the issuance did not involve a public offering and was made outside the U.S to Non-U.S. Persons. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. Our predecessor in interest, Red Mile-Florida, did not undertake an offering in which our predecessor in interest, Red Mile-Florida, sold shares to a large number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 for this transaction.


In March 2006, our predecessor in interest, Red Mile-Florida, issued 2,536,000 investment units outside the U.S. to thirty two non U.S. investors for $3,170,000. A unit consisted of one share of Series B Convertible Preferred stock and a warrant to purchase an additional share of Series B Convertible Preferred stock before May 1, 2008 for $1.50 per share. This offering and sale qualified for exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 since the issuance did not involve a public offering and was made outside the U.S to Non-U.S. Persons. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. Our predecessor in interest, Red Mile-Florida, did not undertake an offering in which our predecessor in interest, Red Mile-Florida, sold shares to a large number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 for this transaction.

From January through March 2006, our predecessor in interest, Red Mile-Florida, issued 998,860 investment units outside the U.S. to twenty seven non U.S. investors for $3,170,000. A unit consisted of one share of Series C Convertible Preferred stock and a warrant to purchase an additional share of Series C Convertible Preferred stock before May 1, 2008 for $1.50 per share. This offering and sale qualified for exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 since the issuance did not involve a public offering and was made outside the U.S to Non-U.S. Persons. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. Our predecessor in interest, Red Mile-Florida, did not undertake an offering in which our predecessor in interest, Red Mile-Florida, sold shares to a large number of investors. In addition, these investors had the necessary investment intent as required by
Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by us. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 for this transaction.

In addition, from March 2006 through the beginning of May 2006, nine U.S. investors purchased 300,000 units for a total of $375,000. This offering and sale of Preferred C Convertible Stock qualified for exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 since the issuance did not involve a public offering as defined in
Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. Our predecessor in interest, Red Mile-Florida,did not undertake an offering in which our predecessor in interest, Red Mile-Florida, sold shares to a large number of investors. In addition, these investors had the necessary investment intent as required by
Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by us. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 for this transaction.

ITEM 27. EXHIBITS

3.1 Articles of Incorporation, incorporated herein by reference to our Form 10-SB filed with the SEC on December 1, 2004.

3.2 By-Laws, incorporated herein by reference to our Form 10-SB filed with the SEC on December 1, 2004.

3.3 Certificate of Amendment to Articles of Incorporation, incorporated herein by reference to our Form 8-K filed with the SEC on May 2, 2006.

3.4 Certificates of Designation, Rights and Preferences of the Series A, B and C Convertible Preferred Stock, incorporated herein by reference to our Form 8-K filed with the SEC on May 2, 2006.

4.1 Articles of Merger, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

4.2 Certificate of Merger, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

5.1      Opinion of Lehman & Eilen LLP

10.1 Co-Publishing Agreement between the Registrant and Sony Online Entertainment, Inc., dated March 30, 2005, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.2 Software License Agreement between the Registrant and Ubisoft Entertainment S.A., dated July 19, 2005, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.3 Software Development and Licensing Agreement between the Fluent Entertainment, Inc. and Sidhe Interactive, dated September 24, 2004, with Amendments 1-2, including transfer to Registrant, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.4 Licensing Agreement between Registrant and The Codemasters Software Company Limited for Heroes of the Pacific dated April 19, 2005, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.5 Software Development and Licensing Agreement between Registrant and IR Gurus Interactive dated January 21, 2005 and amendments 1-3, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.6 Software Development and Licensing Agreement between the Registrant and Sidhe Interactive, dated August 11, 2005, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.7 MTVN Merchandise License Agreement dated March 28, 2005, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.8 Software Development and Licensing Agreement between Registrant and IR Gurus Interactive for Heroes of the Pacific on the PSP dated December 21, 2005, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.9 State of Delaware Certificate Of Merger Of Foreign Corporation Into A Domestic Corporation, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.10 Software Publishing and Distribution Agreement between Registrant and Strategy first, Inc. dated April 18, 2005, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.11 Software Development and Licensing Agreement between Registrant and IR Gurus Interactive dated December 21, 2005, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.12 Software Development and Licensing Agreement between Registrant and IR Gurus Interactive dated March 3, 2006, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.13 Development and Publishing Agreement between 2WG and The Cannery for "Who Rules" dated January 25, 2006, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.14 Development and Publishing Agreement between 2WG and The Cannery for "Who Rocks" dated January 25, 2006, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.15 Development and Publishing Agreement between 2WG and The Cannery for "Bible Stumpers" dated January 25, 2006, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.16 Development and Publishing Agreement between 2WG and White Knight Games Pty Ltd dated March 15, 2006, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.17 Software distribution Agreement between 2WG and White Park Bay dated November 22, 2005, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

10.18 Software Licensing Agreement between 2WG and Cenega Publishing s.r.o. dated August 9, 2005, incorporated herein by reference to our Form 8-K filed with the SEC on May 10, 2006.

23.1     Consent of Independent Registered Public Accounting Firm

23.2     Consent of Lehman & Eilen LLP (included in Exhibit 5.1 opinion)


ITEM 28. UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (2) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (3) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (4) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

                  (i) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Sausalito, California, on May 15, 2006.

                                RED MILE ENTERTAINMENT, INC.


                                By:      /s/ Chester Aldridge
                                         ---------------------------
                                         Chester Aldridge
                                         Chief Executive Officer
                                         (principal executive officer)


                                By:      /s/ Ben Zadik
                                         ---------------------------
                                         Ben Zadik
                                         Chief Financial Officer
                                         (principal financial officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Date:    May 15, 2006           By:      /s/ Chester Aldridge
                                         --------------------------
                                         Chester Aldridge
                                         Director and Chief Executive Officer
                                         (principal executive officer)


Date:    May 15,  2006          By:     /s/ Ben Zadik
                                         --------------------------
                                         Ben Zadik
                                         Chief Financial Officer
                                         (principal financial officer)